Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

VERONICA HOLDINGS, LLC

VERONICA INTERMEDIATE HOLDINGS, LLC

VERONICA MERGER SUB, INC.

and

VAPOTHERM, INC.

Dated as of June 17, 2024

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Exhibits

Exhibit A         SLR Warrant Amendment Agreement

Exhibit B         SLR Rollover Agreement

Exhibit C         Stockholder Rollover Agreement

Exhibit D         Form of Certificate of Incorporation of the Surviving Corporation

Exhibit E         Form of Bylaws of the Surviving Corporation

Exhibit F         SLR Financing Agreements

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2024 (this “Agreement”), among Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), Veronica Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Topco (“Parent”), Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Vapotherm, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) established a special committee of the Company Board consisting of independent and disinterested directors (the “Special Committee”) to, among other things, review, evaluate and negotiate this Agreement, the Merger and the other Contemplated Transactions and, if the Special Committee deems appropriate, recommend that the Company Board approve this Agreement, the other Transactions Documents and the SLR Financing Agreements, in each case, to which the Company is a party and the execution and delivery hereof and thereof by the Company;

WHEREAS, the Special Committee has (i) determined that the Merger and the other Contemplated Transactions are advisable, fair to and in the best interests of the Company, (ii) recommended that the Company Board (A) approve and declare advisable that the Company enter into this Agreement, the other Transactions Documents and the SLR Financing Agreements to which the Company is a party and perform its covenants and other obligations herein and therein, and consummate the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein and therein and (B) direct that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders and (iii) subject to the terms and conditions of this Agreement, recommended that the Company’s stockholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Company Board (acting upon the recommendation of the Special Committee) has (i) determined that the Merger and the other Contemplated Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders (other than Parent and its Affiliates and any Rollover Holders), (ii) approved and declared advisable that the Company enter into this Agreement, the other Transaction Documents and the SLR Financing Agreements to which the Company is a party and perform its covenants and other obligations herein and therein, and consummate the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein and therein, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders and (iv) subject to the terms and conditions of this Agreement, recommended that the Company’s stockholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth in this Agreement (the “Company Board Recommendation”);

WHEREAS, the sole member of Parent and board of directors of Merger Sub each have, on the terms and subject to the conditions set forth herein, approved this Agreement and the Contemplated Transactions, including the Merger, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Perceptive Advisors, LLC (“Parent Sponsor”) have each duly executed an equity commitment letter, dated as of the date hereof (together with all exhibits, schedules and annexes thereto, the “Equity Commitment Letter”), pursuant to which among other things, upon the terms and subject to the conditions set forth therein, Parent Sponsor has agreed to, directly or indirectly, provide the Equity Financing (as defined below) to Parent or fund monetary damages up to the amount of the Damages Commitment, in the case of the Equity Financing, first by contributing, substantially simultaneously with the SLR Rollover Contribution (as defined below), each Stockholder Rollover Contribution (as defined below), each Additional Rollover Contribution (as defined below), if any, and each Additional Subscription (as defined below), if any, the Closing Payment Commitment to Topco in exchange for Topco Series A Preferred Units of Topco (“Topco Series A Preferred Units”) pursuant to that certain Contribution Agreement, to be entered into as of the Closing Date, as among Parent Sponsor, Topco, Parent and the Company, in a form to be mutually acceptable to Parent, SLR and the Company (the “Parent Sponsor Contribution Agreement,” and such contribution, the “Parent Sponsor Contribution”);

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Topco’s and Parent’s willingness to enter into this Agreement, SLR and the Company are entering into an Omnibus Warrant Amendment Agreement, dated as of the date hereof, which is attached hereto as Exhibit A (as may be amended in accordance with its terms, the “SLR Warrant Amendment Agreement”), pursuant to which, among other things, each SLR Warrant (as defined below) will be amended to permit such SLR Warrant to be contributed by SLR to Topco in connection with the Contemplated Transactions and as contemplated by the SLR Rollover Agreement, in each case, immediately prior to the Effective Time;

WHEREAS, concurrently with the execution of this Agreement and as an inducement to and condition of the Company’s, Topco’s and Parent’s willingness to enter into this Agreement, SLR is entering into a Rollover Agreement, dated as of the date hereof, which is attached hereto as Exhibit B (the “SLR Rollover Agreement”), pursuant to which, among other things, SLR agrees that, substantially simultaneously with the Parent Sponsor Contribution, each Stockholder Rollover Contribution, each Additional Rollover Contribution, if any, and each Additional Subscription, if any, the SLR Warrants and certain of SLR’s loans and accrued but unpaid interest and fees under the Credit Agreement (the “Contributed SLR Loan Receivables”) shall be contributed to Topco in exchange for Topco Series A Preferred Units and Common Units of Topco (“Topco Common Units”) (such contribution, the “SLR Rollover Contribution”), and such Contributed SLR Loan Receivables and SLR Warrants shall thereafter be contributed from Topco to Parent;

WHEREAS, concurrently with the execution of this Agreement and as an inducement to and condition of the Company’s, Topco’s and Parent’s willingness to enter into this Agreement, each Rollover Holder is entering into a Rollover Agreement, dated as of the date hereof, which are attached hereto as Exhibit C (each, a “Stockholder Rollover Agreement” and, collectively, the “Stockholder Rollover Agreements”), pursuant to which, among other things, each Rollover Holder agrees that all or some of its shares of Company Common Stock shall be contributed, substantially simultaneously with the Parent Sponsor Contribution, the SLR Rollover Contribution, each Additional Rollover Contribution, if any, and each Additional Subscription, if any, to Topco in exchange for Topco Common Units immediately prior to the Effective Time (each such contribution, a “Stockholder Rollover Contribution”), and such Company Common Stock shall thereafter be contributed from Topco to Parent;

WHEREAS, for U.S. federal, and applicable state and local, income tax purposes, (i) the Parent Sponsor Contribution, the SLR Rollover Contribution (other than with respect to certain accrued but unpaid interest and fees under the Credit Agreement), each Stockholder Rollover Contribution, each Additional Rollover Contribution, if any, and each Additional Subscription, if any, taken together, are intended to constitute an integrated transaction under Section 351 of the Code (the “Intended Contribution Tax Treatment”), and (ii) for purposes of determining the fair market value of the Contributed SLR Loan Receivables (or any applicable portion thereof), the fair market value of the Contributed SLR Loan Receivables and the SLR Warrants are intended to be equal to the fair market value of the Topco Series A Preferred Units and the Topco Common Units received by SLR in connection with the SLR Rollover Contribution pursuant to the SLR Rollover Agreement (the “Intended SLR Loan Tax Treatment” and collectively with the Intended Contribution Tax Treatment, the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain holders of shares of Company Common Stock are entering into a voting and support agreement (each, a “Support Agreement” and, collectively, the “Support Agreements”), pursuant to which and subject to the terms and conditions set forth therein, each such holder shall agree to, among other things, vote in favor of the Merger; and

WHEREAS, Parent, as sole stockholder of Merger Sub, will adopt this Agreement immediately following its execution and delivery.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1.    The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (including Section 251 of the DGCL), at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all obligations, debts, liabilities and duties of the Company and Merger Sub will be the obligations, debts, liabilities and duties of the Surviving Corporation.

Section 1.2.    Closing; Effective Time. Subject to the provisions of this Agreement and pursuant to the DGCL, (i) the closing of the Merger and (ii) the deposit of cash by Parent with the Paying Agent and the payment of cash by Parent to the Company, in each case, pursuant to Section 2.8 (collectively, the “Closing”) will take place on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) by electronic exchange of deliverables, unless another date, time or place is agreed to in writing by the parties hereto (such date, the “Closing Date”). At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is mutually agreeable to the Company and Parent and required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is agreed to by Merger Sub and the Company in writing and specified in the Certificate of Merger, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the Effective Time.

Section 1.3.    Effects of the Merger. The Merger will have the effects set forth herein, in the Certificate of Merger and in the DGCL.

Section 1.4.    Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)    At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in its entirety as set forth on Exhibit D attached hereto and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law, subject to Section 5.7.

(b)    At the Effective Time, by virtue of the Merger, the bylaws of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in their entirety as set forth on Exhibit E attached hereto and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and the terms of the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.5.    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation, or removal, or until his or her successor is duly elected and qualified.

Section 1.6.    Company Share Consideration Adjustment. The Company Share Consideration will be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or division, subdivision, combination, exchange or readjustment of shares, any stock dividend or stock distribution occurring (or for which a record date is established) or any other similar transaction between the date of this Agreement and the Effective Time so as to provide any holder of Shares that receives Company Share Consideration with the same economic effect as contemplated by this Agreement, it being understood that nothing in this Section 1.6 shall be construed to permit the Company or any other Person to take any action that is prohibited by the terms of this Agreement.

Section 1.7.    Post-Closing Contribution to the Surviving Corporation. Upon the terms and subject to the conditions of this Agreement, immediately following the Effective Time, Parent shall pay (or cause to be paid), by wire transfer of immediately available funds, to the Surviving Corporation, an amount equal to (a) all of the cash held by Parent following the Effective Time, including the balance of the Closing Payment Commitment made by Parent Sponsor to Parent (indirectly through Topco) pursuant to the Equity Commitment Letter and the Parent Sponsor Contribution Agreement and any other contributions made, directly or indirectly, to the capital of Parent (which, for the avoidance of doubt, will be net of the Total Merger Consideration paid by Parent at or prior to the Effective Time to the Paying Agent and the Company (with respect to the Equity Award Consideration), as contemplated by this Agreement in connection with, and for the purpose of consummating, the Contemplated Transactions), less (b) without duplication of any amounts netted pursuant to the parenthetical in the immediately preceding clause (a), an amount equal to the documented, out-of-pocket expenses, up to the Parent Reimbursement Cap, applicable to fees and expenses of Parent Sponsor, Topco, Parent, Merger Sub and their respective Affiliates incurred in connection with the Contemplated Transactions for which reasonable documentation evidencing the incurrence of such fees and expenses has been provided by Parent to the Company at least two (2) Business Days prior to the Effective Time, which shall be retained by Parent Sponsor, Topco or Parent and their respective Affiliates in satisfaction of such obligation of the Surviving Corporation pursuant to the Equity Commitment Letter. Any retained portion of the expenses withheld pursuant to the immediately preceding clause (b) (subject to the Parent Reimbursement Cap) shall be deemed to have been contributed from Parent Sponsor to Topco in exchange for Topco Series A Preferred Units issued by Topco to Parent Sponsor, and thereafter contributed from Topco to Parent as a contribution to Parent’s capital.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND ITS SUBSIDIARIES

Section 2.1.    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(a)    each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”, and each such share of Company Common Stock, a “Share” and, collectively, the “Shares”), immediately prior to the Effective Time (other than any Shares described in Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive an amount in cash equal to $2.18, without interest (the “Per Share Merger Consideration”), and as of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of thereof will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration payable with respect to such Shares in accordance with Section 2.8;

(b)    (i) each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto, (ii) each Share owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time (other than the Rollover Shares contributed to Topco pursuant to the Stockholder Rollover Agreements and the Additional Rollover Agreements (if any)), will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto, subject to any applicable withholding Tax pursuant to Section 2.10, and (iii) each Rollover Share will remain outstanding and represent one (1) fully paid and non-assessable share of common stock of the Surviving Corporation and no payment or distribution will be made with respect thereto pursuant to Section 2.1(a);

(c)    each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation; and

(d)    each Dissenting Share will be cancelled and retired without any conversion thereof and will cease to exist, and Dissenting Shares will thereafter only represent the right to receive payment pursuant to Section 262 of the DGCL and as described in Section 2.7.

Section 2.2.    Treatment of Equity Awards and ESPP.

(a)    Company RSU Awards.

(i)    Except as otherwise agreed to in writing between Parent, the Company and a holder of a Company RSU Award (including as contemplated by Section 2.2(a)(ii)), at the Effective Time, each outstanding Company RSU Award, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount of cash (without interest and subject to applicable Tax withholdings) equal to (A) the total number of shares of Company Common Stock subject to the portion of each Company RSU Award that is vested immediately prior to the Effective Time in accordance with its terms (including any portion of such Company RSU Award that becomes vested as a result of the Contemplated Transactions), multiplied by (B) the Per Share Merger Consideration (the “Company RSU Consideration”), which Company RSU Consideration will be payable net of applicable Taxes required to be withheld with respect to such payment.

(ii)    The Company acknowledges that, subject to Parent’s and Topco’s compliance with Section 5.24, Parent and Topco may seek, prior to the Closing, to agree with a holder of a Company RSU Award that, effective as of immediately following the Effective Time, such holder shall use all of such holder’s Company RSU Consideration payable pursuant to Section 2.2(a)(i), at the election of the holder of such Company RSU Award, net of any applicable withholding Taxes (with respect to each such holder, the “Rollover Company RSU Consideration”), to subscribe for a number of Topco Common Units equal to (1) such holder’s Rollover Company RSU Consideration, divided by (2) the Per Share Merger Consideration; provided that, solely for purposes of administrative convenience, such Topco Common Units shall be provided to such holder in lieu of the Rollover Company RSU Consideration in full satisfaction of all rights to receive such Rollover Company RSU Consideration, and such holder shall be deemed to have received the Rollover Company RSU Consideration (including, for the avoidance of doubt, any amounts subject to applicable Tax withholdings if such holder does not otherwise elect to satisfy all applicable Tax withholding obligations arising from the vesting of the Company RSU Award at the Effective Time through a payment to the Company in cash on or prior to the Closing) and thereafter immediately contributed the Rollover Company RSU Consideration to Topco in exchange for such Topco Common Units. In lieu of the foregoing, Parent and Topco and the holder of a Company RSU Award may agree that such holder’s Company RSU Award may be settled in exchange for shares of Company Common Stock subject to such Company RSU Award prior to the Closing, with the holder of such Company RSU Award satisfying all applicable withholding obligations arising from the vesting of the Company RSU Award at the Effective Time through a payment to the Company in cash on or prior to the Closing, and such shares of Company Common Stock shall be treated as Rollover Shares subject to the Additional Rollover Agreement among Parent, Topco and such holder. The Company agrees that, to the extent that Parent has identified to the Company in writing, at least ten (10) Business Days prior to the Closing, the individuals with whom it intends to seek agreement with respect to a Rollover Company RSU Consideration, the Company shall use commercially reasonable efforts from and after such identification to permit Topco and Parent to contact such persons directly and reasonably facilitate discussions between such persons and Parent and Topco with respect to the subscription for Topco Common Units, as provided in this Section 2.2(a)(ii) (the “Company RSU Rollover Agreements”).

(b)    Company PSU Awards.

(i)    Except as otherwise agreed to in writing between Parent, the Company and a holder of a Company PSU Award (including as contemplated by Section 2.2(b)(ii)), at the Effective Time, each outstanding Company PSU Award will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount of cash (without interest and subject to applicable Tax withholdings) equal to (A) the total number of shares of Company Common Stock subject to such Company PSU Award to the extent vested immediately prior to the Effective Time in accordance with its terms (with the vesting level determined assuming target performance is achieved (or such higher level if required under the terms of such Company PSU Award)), multiplied by (B) the Per Share Merger Consideration (the “Company PSU Consideration”), which Company PSU Consideration will be payable net of applicable Taxes required to be withheld with respect to such payment.

(ii)    The Company acknowledges that, subject to Parent’s and Topco’s compliance with Section 5.24, Parent and Topco may seek, prior to the Closing, to agree with a holder of a Company PSU Award that, immediately following the Effective Time, such holder shall use all of such holder’s Company PSU Consideration payable pursuant to Section 2.2(b)(i), at the election of the holder of such Company PSU Award, net of any applicable withholding Taxes (with respect to each such holder, the “Rollover Company PSU Consideration”), to subscribe for a number of Topco Common Units equal to (1) such holder’s Rollover Company PSU Consideration, divided by (2) the Per Share Merger Consideration; provided that, solely for purposes of administrative convenience, such Topco Common Units shall be provided to such holder in lieu of the Rollover Company PSU Consideration in full satisfaction of all rights to receive such Rollover Company PSU Consideration, and such holder shall be deemed to have received the Rollover Company PSU Consideration (including, for the avoidance of doubt, any amounts subject to applicable Tax withholdings if such holder does not otherwise elect to satisfy all applicable Tax withholding obligations arising from the vesting of the Company PSU Award at the Effective Time through a payment to the Company in cash on or prior to the Closing) and thereafter immediately contributed the Rollover Company PSU Consideration to Topco in exchange for such Topco Common Units. In lieu of the foregoing, Parent and Topco and the holder of a Company PSU Award may agree that such holder’s Company PSU Award may be settled in exchange for shares of Company Common Stock subject to such Company PSU Award prior to the Closing, with the holder of such Company PSU Award satisfying all applicable withholding obligations arising from the vesting of the Company PSU Award (assuming target performance is achieved (or such higher level if required under the terms of such Company PSU Award)) at the Effective Time through a payment to the Company in cash on or prior to the Closing, and such shares of Company Common Stock shall be treated as Rollover Shares subject to the Additional Rollover Agreement among Parent, Topco and such holder. The Company agrees that, to the extent that Parent has identified to the Company in writing, at least ten (10) Business Days prior to the Closing, the individuals with whom it intends to seek agreement with respect to a Rollover Company PSU Consideration, the Company shall use commercially reasonable efforts from and after such identification to permit Topco and Parent to contact such persons directly, and reasonably facilitate discussions between such persons and Parent and Topco with respect to the subscription for Topco Common Units as provided in this Section 2.2(b)(ii) (the “Company PSU Rollover Agreements”).

(c)    Company Stock Options.

(i)    Except as otherwise agreed to in writing between Parent, the Company and the applicable holder of a Company Stock Option (including as contemplated by Section 2.2(c)(ii)), at the Effective Time, each outstanding Company Stock Option (other than a Company Out-of-the-Money Option), whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount of cash (without interest and subject to applicable Tax withholding) equal to (i) the total number of shares of Company Common Stock subject to such Company Stock Option to the extent vested immediately prior to the Effective Time in accordance with its terms (including any portion of such Company Stock Option that becomes vested as a result of the Contemplated Transactions), multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per share of Company Common Stock subject to such Company Stock Option (the “Company Stock Option Consideration”), which Company Stock Option Consideration will be payable net of applicable Taxes required to be withheld with respect to such payment. Notwithstanding anything herein to the contrary, each Company Out-of-the-Money Option, whether vested or unvested, will be cancelled at the Effective Time for no consideration.

(ii)    The Company acknowledges that, subject to Parent’s and Topco’s compliance with Section 5.24, Parent and Topco may seek, prior to the Closing, to agree with a holder of a Company Stock Option that, immediately following the Effective Time, such holder shall use all of such holder’s Company Stock Option Consideration payable pursuant to Section 2.2(c)(ii), at the election of the holder of such Company Stock Option, net of applicable withholding Taxes (with respect to each such holder, the “Rollover Company Stock Option Consideration”) to subscribe for a number of Topco Common Units equal to (1) such holder's Rollover Company Stock Option Consideration, divided by (2) the Per Share Merger Consideration; provided that, solely for purposes of administrative convenience, such Topco Common Units shall be provided to such holder in lieu of the Rollover Company Stock Option Consideration in full satisfaction of all rights to receive such Rollover Company Stock Option Consideration, and such holder shall be deemed to have received the Rollover Company Stock Option Consideration (including, for the avoidance of doubt, any amounts subject to applicable Tax withholdings if such holder does not otherwise elect to satisfy all applicable withholding obligations arising from the exercise of the Company Stock Option at the Effective Time through a payment to the Company in cash on or prior to the Closing) and thereafter immediately contributed the Rollover Company Stock Option Consideration to Topco in exchange for such Topco Common Units. In lieu of the foregoing, Parent and Topco and the holder of a Company Stock Option may agree that such holder shall exercise such Company Stock Option in exchange for shares of Company Common Stock subject to such Company Stock Option prior to the Closing, with the holder of such Company Stock Option satisfying all applicable withholding obligations arising from the exercise of the Company Stock Option at the Effective Time through a payment to the Company in cash on or prior to the Closing, and such shares of Company Common Stock shall be treated as Rollover Shares subject to the Additional Rollover Agreement among Parent, Topco and such holder. The Company agrees that, to the extent that Parent has identified to the Company in writing, at least ten (10) Business Days prior to the Closing, the individuals with whom it intends to seek agreement with respect to Rollover Company Stock Option Consideration, the Company shall use commercially reasonable efforts from and after such identification to permit Topco and Parent to contact such persons directly, and facilitate discussions, between such persons and Parent and Topco with respect to such options to purchase Topco Common Units as provided in this Section 2.2(c)(ii) (the “Company Stock Option Rollover Agreements”).

(d)    Payment Procedures. As promptly as reasonably practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date that is at least five (5) Business Days following the Closing Date, the Surviving Corporation, through its (or one of its Subsidiary’s) payroll system or payroll provider (or, in the case of any Company Equity Award that is held by a non-employee director or other non-employee Company service provider that received such Company Equity Award in such capacity, through the Company’s standard accounts payable procedures), shall pay to the applicable former holders of Company RSU Awards, Company PSU Awards and Company Stock Options (other than with respect to the Rollover Company RSU Consideration, the Rollover Company PSU Consideration and the Rollover Company Stock Option Consideration) an amount equal to the Company RSU Consideration, Company PSU Consideration and Company Stock Option Consideration, respectively, required to be paid to such former holders pursuant to this Section 2.2 (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10, except as provided herein). The cash amount of the Company RSU Consideration, Company PSU Consideration and Company Stock Option Consideration are collectively referred to herein as the “Equity Award Consideration”. For the avoidance of doubt, solely for purposes of administrative convenience, no payment of cash will be made pursuant to this Section 2.2(d) with respect to the Rollover Company RSU Consideration, the Rollover Company PSU Consideration or the Rollover Company Stock Option Consideration, and such amounts are not included in the Equity Award Consideration.

(e)    Necessary Further Actions. The Company Board (or, if appropriate, any committee thereof) will take all action reasonably necessary or required to effect the treatment of Company Equity Awards under this Section 2.2 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). All Company Equity Plans and awards thereunder will terminate as of the Effective Time (but subject to the consummation of the Merger). At least five (5) Business Days prior to the Closing Date, Parent and its counsel shall have the right to review and comment on all resolutions to be adopted by the Company Board (or a duly authorized committee thereof) pursuant to this Section 2.2, and the Company shall reflect all reasonable and timely provided comments of Parent made in good faith thereon.

(f)    Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company and the Company Board (or, if appropriate, any committee thereof) will take all actions that the Company and the Company Board (or, if appropriate, any committee thereof) determine to be reasonably necessary (including the adoption of resolutions) to (i) cause the offering period under the Company ESPP that is ongoing as of the date of this Agreement to be the final offering period under the Company ESPP and the options under the Company ESPP to be exercised on the earlier of (A) the scheduled purchase date for such offering period and (B) the date that is five (5) Business Days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of Company Common Stock pursuant to the Company ESPP promptly returned to the participant), (ii) prohibit any individual who is not participating in the Company ESPP as of the date of this Agreement from commencing participation in the Company ESPP following the date of this Agreement, (iii) prohibit participants in the Company ESPP from increasing their payroll deductions from those payroll deductions in effect as of the date of this Agreement and (iv) terminate the Company ESPP effective as of, and subject to, the Effective Time. At least five (5) Business Days prior to the Closing Date, Parent and its counsel shall have the right to review and comment on all resolutions to be adopted by the Company Board (or a duly authorized committee thereof) pursuant to this Section 2.2(f), and the Company shall reflect all reasonable and timely provided comments of Parent made in good faith thereon.

Section 2.3.    SLR Warrants and Contributed SLR Loan Receivables. Immediately prior to the Effective Time and pursuant to the terms and subject to the conditions of the SLR Rollover Agreement, the SLR Warrants and the Contributed SLR Loan Receivables shall be contributed to Topco in exchange for Topco Series A Preferred Units and Topco Common Units, and subsequent to the consummation of the Merger and certain other transactions, the SLR Warrants and Contributed SLR Loan Receivables shall thereafter be contributed by Topco to Parent, and immediately upon receipt by Parent thereof, the SLR Warrants and Contributed SLR Loan Receivables shall thereafter be contributed by Parent to the Surviving Corporation. Each such SLR Warrant and the Contributed SLR Loan Receivables, as a result of the consummation of the transactions contemplated by the SLR Rollover Agreement, will be cancelled and retired, and in the case of SLR Warrants without any conversion thereof, and will cease to exist, and no payment or distribution will be made with respect thereto.

Section 2.4.    Comerica Warrants. None of Topco, Parent nor the Surviving Corporation shall assume the Comerica Warrants. Each of the Comerica Warrants that is outstanding and not exercised as of immediately prior to the Effective Time shall be terminated without payment or consideration in accordance with the terms thereof immediately prior to the Effective Time and all such Comerica Warrants shall no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto. Prior to the Effective Time and without limitation to the other provisions of this Section 2.4, the Company shall take all such actions as may be required or contemplated by the terms of the Comerica Warrants, including the giving of any written notices in connection with the Contemplated Transactions. The Company shall provide Parent with a reasonable opportunity to review and comment on any such written notice prior to the dispatch thereof, and the Company shall consider in good faith such comments.

Section 2.5.    2023 Pre-Funded Warrants. Each of the 2023 Pre-Funded Warrants that is outstanding immediately prior to the Effective Time and is not exercised prior to the Effective Time shall be treated in accordance with the terms thereof in connection with the Contemplated Transactions and from and after the Effective Time, shall be exercisable in exchange (by payment of the applicable exercise price or on a net exercise basis) for an amount of cash equal to (a) the number of shares of Company Common Stock that such 2023 Pre-Funded Warrant would have entitled the holder thereof to purchase immediately prior to the Effective Time (subject to payment of the applicable exercise price or on a net exercise basis), multiplied by (b) the Per Share Merger Consideration, without interest (the “2023 Pre-Funded Warrant Consideration”) (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10), in accordance with the terms thereof. To the extent that any of the 2023 Pre-Funded Warrants are exercised prior to the Effective Time, such 2023 Pre-Funded Warrants will be treated in accordance with the terms thereof.

Section 2.6.    2023 Warrants. Each of the 2023 Warrants that is outstanding immediately prior to the Effective Time and is not exercised prior to the Effective Time shall be treated in accordance with the terms thereof in connection with the Contemplated Transactions. Prior to the Effective Time and without limitation to the other provisions of this Section 2.6, the Company shall take all such actions as may be required or contemplated by the terms of the 2023 Warrants, including the giving of any written notices in connection with the Contemplated Transactions. The Company shall provide Parent with a reasonable opportunity to review and comment on any such written notice prior to the dispatch thereof, and the Company shall consider in good faith such comments.

Section 2.7.    Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), any Shares outstanding immediately prior to the Effective Time and held by a holder or “beneficial owner” (as defined, for purposes of this Section 2.7, in Section 262(a) of the DGCL) who is entitled to demand and properly exercises and perfects its respective demand for appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Per Share Merger Consideration thereof unless such holder or beneficial owner fails to perfect or effectively withdraws or otherwise forfeits or loses his, her or its right to an appraisal of such Shares. From and after the Effective Time, a holder or beneficial owner of Shares who has properly exercised appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such holder’s or owner’s Dissenting Shares, except those rights as are provided under Section 262 of the DGCL, and such Dissenting Shares will be cancelled and cease to exist. A holder or beneficial owner of Dissenting Shares will be entitled only to receive payment of the appraised value of such Shares in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder or beneficial owner effectively withdraws or forfeits or loses his, her or its right to an appraisal of such Shares in accordance with Section 262 of the DGCL, in which case such Shares will be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without interest thereon, pursuant to Section 2.1(a).

(b)    The Company shall provide Parent with prompt written notice of any written demands for appraisal, withdrawals of such demands, and any other instruments received by the Company from holders or beneficial owners of Shares relating to rights of appraisal, and Parent will have the opportunity and right to direct the conduct of all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company shall not, and shall not agree to, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands for appraisal or agree or consent to the entry of any order, stipulation, decree or judgment with respect to any such demands for appraisal.

(c)    If any holder or beneficial owner of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s or beneficial owner’s right to obtain payment of the fair value of such holder’s Shares under the DGCL, then, as of the occurrence of such effective withdrawal or loss, such holder’s or beneficial owner’s Shares will no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, will be treated as if such holder’s or beneficial owner’s Shares, as of the Effective Time, had been converted into the right to receive the Per Share Merger Consideration, without interest thereon, as set forth in Section 2.1(a) (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10).

Section 2.8.    Paying Agent Matters; Exchange Payment; Surrender of Shares.

(a)    At or prior to the Effective Time, (i) Parent shall deposit or cause to be deposited with a bank or trust company mutually acceptable to the Company and Parent (the “Paying Agent”), cash in an amount sufficient to pay, without duplication, the Company Share Consideration pursuant to Section 2.1(a) and the 2023 Pre-Funded Warrant Consideration, if any, pursuant to Section 2.5, and (ii) Parent shall pay or cause to be paid to the Company, cash in an amount sufficient to pay (A) the aggregate Equity Award Consideration, the Rollover Company RSU Consideration, the Rollover Company PSU Consideration and the Rollover Company Stock Option Consideration, pursuant to Section 2.2(d) (provided that, to the extent applicable, as set forth in Section 2.2(a)(ii), Section 2.2(b)(ii) and Section 2.2(c)(ii), for administrative convenience, Parent will be deemed to have paid or caused to be paid to the Company amounts in respect of the Rollover Company RSU Consideration, the Rollover Company PSU Consideration and the Rollover Company Stock Option Consideration, but no cash will actually be delivered to the Company in respect thereof), and any payroll or employment Taxes related thereto, and (B) the Credit Agreement Closing Payments pursuant to Section 5.22. The amount of the Company Share Consideration and the 2023 Pre-Funded Warrant Consideration, if any, as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 2.8(b) and Section 2.8(d), except as expressly provided for in this Agreement. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent or its designee, upon demand. Parent and the Company shall direct the Paying Agent to timely make all payments contemplated by Section 2.8(b) and Section 2.8(d). The Paying Agent Agreement shall provide for all funds received by the Paying Agent pursuant to this Section 2.8(a) to be held in an interest-bearing account, and shall not permit the Paying Agent or any other person to invest such funds. The Surviving Corporation shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to any deficiency in the amounts required to make all such payments pursuant to Section 2.8(b) and Section 2.8(d).

(b)    Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding Shares that were converted pursuant to Section 2.1(a) into the right to receive the Per Share Merger Consideration (each, a “Certificate”), (i) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent, which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon proper delivery of such Certificate (or effective affidavits of loss in lieu thereof and, if required by the Surviving Corporation or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent and the Surviving Corporation or the Paying Agent as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate) to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Certificate (or effective affidavits of loss in lieu thereof and any such bond), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions (which instructions shall be in a form reasonably satisfactory to the Company and Parent and shall include instructions for providing the Paying Agent required Tax documentation, including a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, together with all applicable attachments thereto, as applicable), in exchange for the Per Share Merger Consideration, payable in respect thereof pursuant to the provisions of this Article II, and such Certificates shall then be cancelled. Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof and any such bond) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and properly completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall thereafter cause the Paying Agent to pay and deliver as promptly as practicable the Per Share Merger Consideration payable for each Share formerly represented by such Certificate pursuant to Section 2.1 (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10), and the Certificate so surrendered shall forthwith be cancelled.

(c)    If any payment pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition to such payment that (i) such Certificate or Book-Entry Share so surrendered must be properly endorsed or must otherwise be in proper form and (ii) the Person presenting such Certificate or Book-Entry Share to the Paying Agent for payment must pay to the Paying Agent any Transfer Taxes or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or must establish to the satisfaction of the Paying Agent that such tax has been paid or is not required to be paid. Parent shall timely pay any other Transfer Taxes incurred in connection with the Contemplated Transactions.

(d)    No holder of record of a non-certificated Share represented in book-entry form, which immediately prior to the Effective Time represented an outstanding Share that was converted pursuant to Section 2.1(a) into the right to receive the Per Share Merger Consideration (each, a “Book-Entry Share”), shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration in respect of such Book-Entry Share. In lieu thereof, upon receipt by the Paying Agent, or by such other agent or agents as may be appointed by Parent, of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonable request) the holder of such Book-Entry Share will be entitled to receive in exchange therefor the Per Share Merger Consideration (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10) for each such outstanding Share formerly represented by such Book-Entry Share, and the Book-Entry Share will be cancelled. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name the Book-Entry Shares are registered. Until such “agent’s message” (or such other evidence) is received as contemplated by this Section 2.8(d), each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10) and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(e)    The Paying Agent shall accept such Certificates and transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Book-Entry Shares on the Per Share Merger Consideration payable upon the surrender of such Certificates and Book-Entry Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Book-Entry Shares (other than Certificates and Book-Entry Shares representing any Dissenting Shares or Rollover Shares) shall be deemed, from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration to which the Shares represented thereby shall have been converted pursuant to Section 2.1(a), without interest thereon, which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10, payable in respect thereof pursuant to the provisions of this Article II.

(f)    At any time following the date that is twelve (12) months after the Effective Time, Parent may require the Paying Agent to deliver to the Surviving Corporation any funds (including any interest received with respect thereto) that have been made available to or are on deposit with the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Per Share Merger Consideration payable upon surrender of a Certificate or Book-Entry Share pursuant to the procedures set forth in this Article II. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration. None of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates shall be liable to any Person in respect of any Per Share Merger Consideration, or any cash that was held by the Paying Agent pursuant to this Section 2.8, that was delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Per Share Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body, any Per Share Merger Consideration in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) previously entitled thereto.

(g)    From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for any reason will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such Certificates shall be given a copy of the letter of transmittal referred to in Section 2.8(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(h)    In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent or Parent, as applicable (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate), Parent shall cause the Paying Agent to deliver as consideration for the lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect of the Shares represented by such Certificate, subject to such holder’s compliance with the exchange procedures set forth in Section 2.8(b) (other than the surrender of a Certificate).

Section 2.9.    Section 16 Matters. Prior to the Effective Time, the Company Board shall take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by the Company directors and officers of Shares, Company Equity Awards and any other equity securities in the Contemplated Transactions.

Section 2.10.    Withholding. The parties hereto and the Paying Agent (and any other applicable withholding agent) are entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom on account of Taxes under U.S. federal, state or local Law or any other applicable Law; provided that, other than (i) any compensatory amounts, (ii) any applicable U.S. backup withholding or (iii) withholding under Section 1445 of the Code as a result of a failure by the Company to deliver the certificate contemplated by Section 5.19, the withholding agent intending to so deduct or withhold will use commercially reasonable efforts to provide prior notice to the Company that it intends to deduct or withhold, and will reasonably cooperate with the Company to minimize or eliminate such withholding to the extent permitted by applicable Law. Any compensatory amounts payable pursuant to or as contemplated by this Agreement, including pursuant to Section 2.2, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. To the extent that any amounts are so deducted and withheld and, if applicable, paid over to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The relevant party or the Paying Agent, as applicable, shall promptly remit, or cause to be promptly remitted, any amount so withheld and deducted to the applicable Governmental Body to the extent required by applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) the Company SEC Documents (excluding any disclosures in “risk factors,” “quantitative and qualitative disclosures about market risk” or otherwise relating to “forward-looking statements” and any other disclosures contained or referenced in such Company SEC Documents of information, factors or risks that are cautionary, predictive or forward-looking in nature) publicly filed with or furnished to the SEC on or after June 30, 2021 and at least one (1) Business Day prior to the date of this Agreement, other than with respect to Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.3(d), Section 3.23 or Section 3.25, or (b) the confidential disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (which disclosure in the Company Disclosure Letter will be deemed to provide disclosure in response to (x) the particular Section (or, if applicable, subsection) of this Article III that corresponds to the section of the Company Disclosure Letter in which such disclosure is set forth and (y) any other Section (or if applicable, subsection) of this Article III to the extent that it is reasonably apparent on its face that such disclosure qualifies such other representation and warranty), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.    Organization and Corporate Power.

(a)    The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware. Each of the Subsidiaries of the Company is a corporation or other entity validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority and all Permits necessary to own, lease and operate its properties and assets, and to carry on its business as it is now being conducted, except where the failure to hold such Permits would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company (the “Company Organizational Documents”), each as in effect as of the date of this Agreement, have been heretofore made available to Parent and Merger Sub. The Company Organizational Documents are in full force and effect.

(b)    The organizational documents of each Subsidiary of the Company are in full force and effect. The Company is not in violation of the Company Organizational Documents, and each Subsidiary of the Company is not in violation of its organizational documents in any material respect.

Section 3.2.    Authorization; Valid and Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the Merger and the other Contemplated Transactions. The Company Board (acting upon the recommendation of the Special Committee) has (a) determined that the Merger and the other Contemplated Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders (other than Parent and its Affiliates and any Rollover Holders), (b) approved and declared advisable that the Company enter into this Agreement and the other Transaction Documents to which the Company is a party and perform its covenants and other obligations herein and therein, and consummate the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein and therein, (c) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders, (d) subject to the terms and conditions of this Agreement, recommended that the Company’s stockholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth in this Agreement and (e) to the extent necessary, and assuming the truth and accuracy of the representations and warranties set forth in Section 4.9, adopted a resolution having the effect of causing this Agreement and the Merger not to be subject to any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation set forth in the DGCL or other applicable Law that might otherwise apply to the Merger, including Section 203 of the DGCL, which actions are valid and have not been rescinded, modified or withdrawn. No other corporate action pursuant to the Laws of the State of Delaware, on the part of the Company, is necessary to authorize this Agreement or the other Transaction Documents to which the Company is a party. The Company has duly executed and delivered this Agreement and each other Transaction Document to which the Company is a party and, assuming the due authorization, execution and delivery by the other respective parties thereto, each of this Agreement and the other Transaction Documents to which the Company is a party constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”). The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law or the Company Organizational Documents to adopt this Agreement and consummate the Merger.

Section 3.3.    Capital Stock.

(a)    The authorized capital stock of the Company consists of 21,875,000 Shares and 25,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”), of which, as of June 14, 2024 (the “Measurement Date”), 6,215,192 Shares and no shares of Company Preferred Stock were issued and outstanding.

(b)    Section 3.3(b) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of each holder of Company Equity Awards, including (i) the holder’s name or employee ID number, (ii) the type of Company Equity Awards, (iii) the number of the Shares subject thereto, (iv) the grant date, (v) the exercise price (if any), (vi) the expiration or vesting date thereof, and (vii) in the case of Company Options, whether any such Company Option is intended to qualify as an “incentive stock option” or a “nonqualified stock option,” in each case, to the extent applicable. The per share exercise price of each Company Option was equal to or greater than the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant, and to the Company’s Knowledge, each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(c)    As of the Measurement Date, other than the Company Equity Awards, there were no other equity or equity-based awards outstanding. Each Company Equity Award was granted in material compliance with all applicable Laws and all of the material terms and conditions of the Company Equity Plan under which it was granted.

(d)    As of the Measurement Date, no Shares were held in treasury of the Company; 154,352 Shares were reserved for issuance in respect of future awards under the Company Equity Plans; 706,182 Shares were subject to Company RSU Awards; 39,835 Shares were subject to Company PSU Awards (assuming maximum performance levels were achieved). As of the Measurement Date, 157,829 Shares were reserved for issuance under the Company ESPP. As of the Measurement Date, there were outstanding Warrants exercisable for 3,554,848 Shares, and such number of Shares were reserved for issuance upon conversion of the Warrants.

(e)    The Company’s issued and outstanding Shares have been, and all such Shares that may have been issued prior to the Effective Time will be when issued, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. All outstanding Shares have been offered and issued in accordance in all material respects with all applicable securities Laws. With respect to each grant of Company Options, a Company RSU Award and a Company PSU Award, each such grant was made in accordance with the terms of the applicable Company Equity Plan, the Exchange Act and all other applicable Laws, in each case, in all material respects.

(f)    Except (i) as provided in the Rollover Agreements, (ii) as disclosed in this Section 3.3, (iii) as set forth in Section 3.3(f) of the Company Disclosure Letter or (iv) for changes since the Measurement Date resulting from the exercise or settlement of Company Equity Awards, options under the Company ESPP, or the outstanding Warrants, in each case, outstanding as of the Measurement Date or granted prior to the Closing as permitted by this Agreement, the Company has no issued or outstanding (A) shares of capital stock or other equity interests or voting securities of the Company, (B) other than the outstanding Warrants, securities convertible or exchangeable, directly or indirectly, into capital stock or other equity interests of the Company, (C) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts or rights that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or other equity interests of the Company, (D) stock appreciation, phantom stock, restricted shares, restricted stock units, profit participation, contingent value rights, or similar rights with respect to the Company or (E) bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote on any matters on which the Company’s stockholders may vote. There are no accrued and unpaid dividends with respect to any Shares.

(g)    There are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting or disposition of any securities of the Company or granting to any Person or group of Persons the right to have their securities of the Company registered under the Securities Act or the right to elect, or to designate or nominate for election, a director to the Company Board or the board of directors (or similar governing body) of any Subsidiary of the Company.

Section 3.4.    Subsidiaries. Section 3.4 of the Company Disclosure Letter lists each Subsidiary of the Company, and for each such Subsidiary of the Company, the state or country of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens). Such outstanding shares of capital stock or equivalent equity interests have been duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights and have been issued in compliance in all material respects with applicable Law. None of the Company’s Subsidiaries has any outstanding or authorized any options or other rights to acquire from such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary not owned by the Company. Except with respect to the Subsidiaries set forth on Section 3.4 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person. Neither the Company nor any Subsidiary has agreed nor is obligated to make, and is not bound by any Contract under which it may become obligated to make, any future material investment in, or material capital contribution to, any other Person.

Section 3.5.    No Breach. Except as set forth in Section 3.5 of the Company Disclosure Letter, none of the execution, delivery and performance by the Company of this Agreement or any other Transaction Document to which the Company is a party, or the consummation of the Contemplated Transactions, including the Merger (a) conflict with or violate the Company Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained, and all filings and obligations described in Section 3.6 have been made, conflict with or violate any Law, order, judgment or decree to which the Company, its Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time or both) a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under any Company Material Contract, except in the case of each of clauses (b) and (c) above, any conflicts, breaches, defaults, violations, terminations, cancellations, accelerations or Liens that would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 3.6.    Consents. Except (a) as set forth in Section 3.6 of the Company Disclosure Letter, (b) for applicable requirements, if any, of the Securities Act, (c) for applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement and the related Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”), (d) for any filings required by Nasdaq, the NYSE or OTC, (e) for the filing of the Certificate of Merger and (f) for any filings with the relevant authorities of states in which the Company or any of its Subsidiaries is qualified to do business, in each case, none of the Company or its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as set forth in Section 3.6 of the Company Disclosure Letter, no consent, approval or authorization of any Governmental Body is required to be obtained by the Company or its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7.    SEC Reports; Disclosure Controls and Procedures.

(a)    The Company has timely filed all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) with the SEC required to be filed by the Company under the Exchange Act since January 1, 2022 (such forms, reports, schedules, statements or documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file any form, report, schedule, statement, registration statement, proxy statement, certification or other document with, or make any other filing with or furnish any other material to, the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, as in effect on the date so filed, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the Company Balance Sheet Date, neither the Company nor any Company Subsidiary has received from the SEC or any Governmental Body any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Body that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Body of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b)    The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be expressly indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented in accordance with GAAP in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount). Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(c)    The Company has designed and maintains, and at all times since the Reference Date has maintained, a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Company Balance Sheet Date, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d)    Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or other Representative of the Company or any of its Subsidiaries, has received a material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e)    To the Knowledge of the Company neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 3.8.    Indebtedness; No Undisclosed Liabilities.

(a)    Section 3.8(a) of the Company Disclosure Letter contains a true and complete list of all Indebtedness of the Company and its Subsidiaries that individually exceed $50,000 as of the date of this Agreement, other than Indebtedness reflected in the Company Balance Sheet or otherwise included in the Company SEC Documents.

(b)    Except (i) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of March 31, 2024 (the “Company Balance Sheet Date”) or disclosed in the notes thereto, (ii) as incurred after the date thereof in the ordinary course of business or (iii) incurred in connection with this Agreement or the Contemplated Transactions, neither the Company nor any of its Subsidiaries, has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, whether due or to become due, and whether or not required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the notes to such balance sheet). Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

Section 3.9.    Absence of Certain Developments.

(a)    From the Company Balance Sheet Date to the date of this Agreement, the Company has not experienced a Company Material Adverse Effect.

(b)    Except in connection with the Contemplated Transactions and the SLR Financing Agreements and the transactions contemplated thereby, and other than the negotiation, execution, delivery and performance of this Agreement, from December 31, 2023 to the date of this Agreement, the Company has carried on and operated its business in all material respects in the ordinary course of business, and neither the Company nor its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 5.1(b)(i), (iv), (vi), (vii), (viii), (x), (xi), (xii), (xiii), (xv), (xxi) or (xxiii), in each case, if such covenants had been in effect as of December 31, 2023.

Section 3.10.    Compliance with Laws.

(a)    The Company and its Subsidiaries are, and since the January 1, 2019 have been, in compliance, in all material respects, with all Laws applicable to them, any of their properties or other assets or any of their business or operations.

(b)    Since the January 1, 2019, (i) neither the Company nor any of its Subsidiaries has received any notice from any Governmental Body that alleges (A) any material violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) with any applicable Law or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any material Company Permit, and (ii) neither the Company nor any of its Subsidiaries has entered into or is currently subject to any material agreement, corporate integrity agreement, monitoring agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c)    Since the January 1, 2019, the Company and each of its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith.

(d)    The Company and each of its officers and directors are in material compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”), the Exchange Act and the Securities Act and (ii) the applicable listing and corporate governance rules and regulations of OTC.

Section 3.11.    Title to Tangible Properties.

(a)    The Company and its Subsidiaries have good and valid title to, or hold pursuant to good, valid and enforceable leases or other comparable contract rights, all of the Company Real Property and tangible personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b)    The real property described in Section 3.11(b) of the Company Disclosure Letter (the “Company Real Property”) is a true and complete list in all material respects of real property to which the Company or any of its Subsidiaries holds a valid leasehold interest (collectively, the “Company Leased Property”) as of the date of this Agreement and constitutes all of the real property owned, used, occupied or leased by the Company or its Subsidiaries. There are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements or other contracts granting to any person (other than the Company or its Subsidiaries) a security interest in, or the right to use or occupy, the Company Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Company Real Property.

(c)    The Company Leased Property leases are in full force and effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Leased Property leases is valid, binding and enforceable on the Company or one of its Subsidiaries that is a party to such lease and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, and is in full force and effect, and the Company or one of its Subsidiaries has performed all material obligations required to be performed by it to date under each such lease. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the applicable the Company Leased Property leases is in default in any material respect under any of such leases, nor has the Company or any of its Subsidiaries given or received written notice of termination, cancellation, breach, or default under any such lease. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Company Leased Property leases, and, to the Knowledge of the Company, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Company Leased Property leases. There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Company Leased Property or any portion thereof or interest therein.

Section 3.12.    Tax Matters.

(a)    (i) The Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all income and other material Tax Returns required to be filed by them, (ii) such Tax Returns (taking into account all amendments thereto) are true, complete and correct in all material respects and (iii) the Company and its Subsidiaries have timely paid all material Taxes due (whether or not shown as due and payable on any such Tax Return).

(b)    The Company has made available to Parent true and complete copies of (i) all income and other material Tax Returns of the Company or its Subsidiaries relating to taxable periods ending on or after December 31, 2021 and (ii) any assessment, audit report, request for information, or notice of investigation relating to any material Taxes due from or with respect to the Company or its Subsidiaries.

(c)    There are no material liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than liens described in clause (a) of the definition of Permitted Liens.

(d)    The Company and its Subsidiaries have withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(e)    Neither the Company nor any of its Subsidiaries has been a party to any transaction that as of the date of this Agreement is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any comparable provision of local, state, or foreign Law).

(f)    Neither the Company nor any of its Subsidiaries has been a party to any transaction governed by Section 355(a) of the Code within the past two years.

(g)    No U.S. federal, state or local or non-U.S. Actions relating to material Taxes are ongoing or pending or, to the Knowledge of the Company, proposed or threatened with respect to the Company or any of its Subsidiaries. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid.

(h)    There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that is currently in force (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business).

(i)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes), (ii) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of the Company and/or any of its Subsidiaries) or (iii) has a material liability for the Taxes of any Person (other than the Taxes of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise by operation of Law.

(j)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (B) any installment sale or open transaction disposition made on or prior to the Closing Date, in each case, outside of the ordinary course of business, (C) adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) as a result of a change in accounting method or use of an improper accounting method for any taxable period (or portion thereof) ending on or prior to the Closing Date, (D) any prepaid amount received or deferred revenue accrued by the Company or any of its Subsidiaries on or prior to the Closing Date, in each case, outside of the ordinary course of business, or (E) intercompany transaction or excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(k)    During the past three years, no written claim has been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(l)    Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty or otherwise under applicable Law) or otherwise has an office or a fixed place of business in a country other than a country in which it is organized.

(m)    No material private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Body with or in respect of the Company or any of its Subsidiaries.

(n)    The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

Section 3.13.    Contracts and Commitments.

(a)    As of the date of this Agreement, except as set forth on Section 3.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i)    “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries; provided, however, that any “material contract” that has been made publicly available pursuant to the Company SEC Documents or included on Section 3.17 of the Company Disclosure Letter will be excluded from Section 3.13 of the Company Disclosure Letter;

(ii)    Contract relating to the disposition, transfer or acquisition by the Company or any of its Subsidiaries of any material tangible or intangible assets (or ownership interest in any other Person or other business enterprise) (A) after the date of this Agreement, other than the sale of inventory in the ordinary course of business, or (B) prior to the date of this Agreement, that contains any material ongoing obligations of the Company (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are expected to result in claims in excess of $100,000;

(iii)    Contract establishing any joint venture, partnership or collaboration, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(iv)    Contract (A) prohibiting or materially limiting the right of the Company or any of its Subsidiaries to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any material product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell any material product or service exclusively to a single party, (C) requiring the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party or (D) under which any Person has been granted the right to manufacture, sell, market or distribute any product of the Company or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;

(v)    Contract in respect of Indebtedness of $500,000 or more, other than any Indebtedness owed by the Company or any Subsidiary to the Company or any other Subsidiary;

(vi)    Contract (other than a Company Plan) between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(vii)    Contract relating to the voting or registration of any securities, or any stockholders’, investor rights, tax receivables or similar or related Contracts with respect to any securities of the Company or any of its Subsidiaries;

(viii)    Contract containing a right of first refusal, right of first negotiation, right of first offer, option or other similar rights with respect to any equity interests or assets that have a fair market value or purchase price of more than $50,000 in favor of a party other than the Company or its Subsidiaries;

(ix)    Contract under which the Company or any of its Subsidiaries is expected to make annual expenditures or receive annual revenues in excess of $500,000 during the current or a subsequent fiscal year;

(x)    Contract relating to the settlement of any litigation proceeding that provides for any continuing material obligations on the part of the Company or any of its Subsidiaries;

(xi)    Contract that prohibits, limits, restricts or requires the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or otherwise prohibits, limits, restricts or requires the pledging of capital stock of the Company or any of its Subsidiaries or prohibits, limits, restricts or requires the issuance of guarantees by the Company or any of its Subsidiaries other than the Company Equity Plans or any Contracts evidencing awards granted under the Company Equity Plans;

(xii)    Contract with third party manufacturers and suppliers for the manufacture and/or supply of materials or products in the supply chain for Company Products that involve payments in excess of $500,000 during the current or a subsequent fiscal year;

(xiii)    Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, extension of credit or capital contribution to, or other investment in, any Person that is not a Subsidiary of the Company (other than extensions of credit to customers in the ordinary course of business and advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business);

(xiv)    Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares, or to the Knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Contracts pursuant to Company Equity Awards);

(xv)    Labor Agreement;

(xvi)    any employment or consulting Contract (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) employee, individual independent contractor, or individual consultant of the Company providing for an annual base salary or payment in excess of $250,000;

(xvii)    IP Contracts; or

(xviii)    Contract to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xviii) above of this Section 3.13(a) or excluded therefrom due to the exception of being filed as an exhibit to the Company SEC Documents, together with each Company Real Property lease listed in Section 3.11(b) of the Company Disclosure Letter, or would otherwise have been required to be set forth on Section 3.13(a) of the Company Disclosure Letter if such Contract had been entered into on or prior to the date hereof other than any Company Plan, is referred to herein as a “Company Material Contract.”

(b)    The Company has made available to Parent a true and correct copy of all written Company Material Contracts, together with all material amendments thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract.

(c)    (i) Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), neither the Company nor any of its Subsidiaries (A) is, or has sent or received written notice that any other party to any Company Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each such Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto. No party to any Company Material Contract has given any written notice of termination, cancellation or breach of, or dispute with respect to, any Company Material Contract or that it intends to seek to terminate, modify, renegotiate or cancel any Company Material Contract (whether as a result of the Contemplated Transactions or otherwise).

Section 3.14.    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of all Patents, Trademarks and Copyrights, in each instance, that are owned by the Company or any of its Subsidiaries and that have been registered with a Governmental Body, or with respect to which the Company or any of its Subsidiaries has filed an application for registration, except for any such Patents, Trademarks or Copyrights that have been abandoned by the Company or any of its Subsidiaries in the normal course of business (collectively, “Company Registered Intellectual Property”). Section 3.14(a) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which the Company or any of its Subsidiaries are the registrant. All filings, payments, and other actions required to be made or taken to maintain each item of Company Registered Intellectual Property have been made or taken. To the Knowledge of the Company, all Company Registered Intellectual Property is valid, subsisting and enforceable.

(b)    Except for any joint ownership described in Section 3.14(b) of the Company Disclosure Letter, the Company or its applicable Subsidiary exclusively owns all rights, title and interests in and to all Owned Intellectual Property, including at the U.S. Patent and Trademark Office in the Company Registered Intellectual Property, free and clear of all Liens (except for Permitted Liens and non-exclusive licenses to Intellectual Property granted under the IP Contracts). The Company and its Subsidiaries possess legally sufficient and enforceable rights to use all other material Intellectual Property necessary for or used in connection with the conduct of the Company’s and its Subsidiaries’ businesses; provided, however, that the foregoing will not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 3.14(c) below.

(c)    To the Knowledge of the Company, since the Reference Date, neither the conduct of the Company’s business nor the conduct of any of its Subsidiaries’ businesses has misappropriated, infringed or otherwise violated the Intellectual Property of any Person. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice from any Person claiming any violation, misappropriation or infringement of the Intellectual Property of such Person.

(d)    Since the Reference Date, (i) to the Knowledge of the Company, no Person has misappropriated, infringed or violated any Owned Intellectual Property or Exclusive Intellectual Property and (ii) no written claims are pending or, to the Knowledge of the Company, threatened, against any of its Subsidiaries (A) regarding the Company’s or its Subsidiaries’ use or ownership of any Owned Intellectual Property or use of any Exclusive Intellectual Property or (B) challenging or questioning the validity or enforceability of any Owned Intellectual Property or Exclusive Intellectual Property, in each case of (i) and (ii), except as would not reasonably be expected to have a Company Material Adverse Effect.

(e)    Section 3.14(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all IP Contracts to which the Company or any of its Subsidiaries is a party. To the Knowledge of the Company, neither the Company nor its Subsidiaries, nor any party thereto, are in default of any IP Contracts in any material respect. Except as set forth on Section 3.14(e) of the Company Disclosure Letter, the consummation of the Contemplated Transactions will not by itself afford any other party to IP Contracts the right to terminate any such IP Contracts.

(f)    The Company and its Subsidiaries have taken commercially reasonable steps to prevent the unauthorized disclosure and use of its and their Trade Secrets, and since the Reference Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material unauthorized disclosure of such Trade Secrets.

(g)    Each Person who has contributed to the invention, conception, or development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries (each, a “Contributor”) has entered into a valid and enforceable written agreement that assigns (by way of a present tense assignment) to the Company exclusive ownership of all rights, title, and interest in and to all such Intellectual Property and obligates such Person to maintain and protect the secrecy of the Company’s confidential information.

Section 3.15.    Litigation. Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), there are no Actions pending and, to the Knowledge of the Company, no Actions threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any present officer or director of the Company or any of its Subsidiaries, is subject to or in violation of any outstanding material judgment, injunction, rule, order or decree of any court or Governmental Body.

Section 3.16.    Insurance. Section 3.16 of the Company Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage, but excluding policies relating to Company Plans) to which the Company or its Subsidiaries is a party as of the date of this Agreement. Each insurance policy under which the Company or its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, and (i) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy, (ii) no notice of cancellation, termination, non-renewal or reduction in coverage has been received with respect to any such insurance policy and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent an accurate and complete copy of all insurance policies set forth in Section 3.16 of the Company Disclosure Letter.

Section 3.17.    Employee Benefit Plans.

(a)    Section 3.17(a) of the Company Disclosure Letter lists each material Company Plan.

(b)    With respect to each material Company Plan that is not filed (or a representative form is not filed) as an exhibit to a Company SEC Document, other than any Company Plan that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, as applicable, the Company has made available to Parent and Merger Sub true and correct copies of the following (as applicable) prior to the date of this Agreement: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) the most recent summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments or other material funding-related documents, (iv) the most recent IRS determination, advisory or opinion letter, if any, from the IRS for any Company Plan that is intended to qualify pursuant to Section 401(a) of the Code, (v) the most recent annual actuarial valuation, and the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (vi) any material non-routine correspondence with any Governmental Body in the past three (3) years.

(c)    Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Plan. Each Company Plan has been funded, administered and maintained in all material respects in accordance with its terms and the requirements of the applicable provisions of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable Law.

(d)    With respect to each Company Plan, (i) except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), there are no Actions or claims pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits, and (ii) to the Knowledge of the Company, there have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breaches of fiduciary duty.

(e)    None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time within the six (6) year period prior to the date of this Agreement sponsored, maintained or contributed to, or had any Liability in respect of: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), or any other plan that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code.

(f)    Except as would not reasonably be expected to be material to the Company and except as provided for under agreements listed on Section 3.17(a) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any obligation to provide and, none of the Company Plans obligate the Company or any of its Subsidiaries to provide a current or former officer, director, employee or individual independent contractor (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other applicable Law or under a severance arrangement providing for such benefits for no longer than eighteen (18) months following termination of employment or service.

(g)    Except as required by applicable Law, set forth in Section 3.17(g) of the Company Disclosure Letter or otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of another event (including a termination of employment or service), (i) result in any material compensatory payment or benefit becoming due to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan, (ii) materially increase any benefits or compensation payable to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan, including any severance, retention, change in control, termination or similar compensation or benefits, (iii) result in the acceleration of the time of any payment or vesting of any material payments or benefits to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan, (iv) require the Company or any of its Subsidiaries to set aside any assets to fund any payment or benefits to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan or otherwise, (v) result in any forgiveness of indebtedness of any current or former officer, director, employee or other individual service provider of the Company or any of its subsidiaries or (vi) result in the payment or retention of any material compensation, benefit or other amount that, individually or in the aggregate, would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(h)    To the Knowledge of the Company, each Company Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is and has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(i)    Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify, reimburse or otherwise make whole any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries for any Taxes under Section 4999 or Section 409A of the Code.

(j)    Except as would not reasonably be expected to have a Company Material Adverse Effect, without limiting the generality of Section 3.17(a) through (i) above, with respect to each Company Plan that is subject to the laws of a jurisdiction other than the United States (a “Non-U.S. Plan”): (i) all Non-U.S. Plans that are required by applicable Law or the terms of the applicable Non-U.S. Plan to be funded are funded as so required, and to the extent required by applicable Law or the terms of such Non-U.S. Plan, adequate reserves have been established with respect to any Non-U.S. Plan that is not required to be funded, (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities and (iii) other than a plan or arrangement that is required by applicable Law, no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

Section 3.18.    Environmental Compliance and Conditions.

(a)    Except for matters that would not reasonably be expected to have a Company Material Adverse Effect:

(i)    The Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all applicable Environmental Laws;

(ii)    The Company and each of its Subsidiaries has since the Reference Date held and currently holds, and has since the Reference Date been, and currently is, in compliance with, all Permits required under Environmental Laws to operate their business and occupy their facilities, including the Company Real Property;

(iii)    Except for matters that are resolved, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party, regarding any actual or alleged violation of, or Liabilities under, Environmental Laws;

(iv)    Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any third party whose Liabilities have been assumed or undertaken by the Company or its Subsidiaries, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, distributed, exposed any person to, manufactured, sold, handled or released, or owned or operated any real property that is or has been contaminated by, any Hazardous Substance, in a manner that has given or would reasonably be expected to give rise to a material Liability for the Company or any of its Subsidiaries under any Environmental Laws; and

(v)    Since the Reference Date and except in compliance with Environmental Laws, neither the Company, nor any Subsidiary, has designed, manufactured, installed, repaired or distributed products or other items containing asbestos.

(b)    The Company has made available to Parent and Merger Sub copies of all material environmental, health or safety studies, reports or assessments, prepared since the Reference Date, related to the compliance of the Company or any of its Subsidiaries with Environmental Laws or of the environmental condition of the Company Real Property, in each case, in its possession or under its reasonable control.

Section 3.19.    Employment and Labor Matters.

(a)    Except as set forth on Section 3.19(a) of the Company Disclosure Letter or as is required by applicable Law, neither the Company nor any of its Subsidiaries is a party to or bound by or negotiating any collective bargaining agreement or other written Contract with a Union (each, a “Labor Agreement”). Except as set forth on Section 3.19(a) of the Company Disclosure Letter or as is required by applicable Law, no employee of the Company or any of its Subsidiaries is represented by a Union with respect to his or her work with the Company or any of its Subsidiaries and, to the Knowledge of the Company there is and has been no organizing activity, election petition, union card signing or other union activity, or union corporate campaigns of or by any Union directed at the Company or any of its Subsidiaries or any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced any picketing, strike, slowdown, work stoppage, lockout, or other similar labor disruption, or material grievance or claim of unfair labor practices since the Reference Date, and, to the Knowledge of the Company, no picketing, strike, slowdown, work stoppage, lockout, or other similar labor disruption, or material grievance or claim of unfair labor practices has been threatened since the Reference Date. Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), the Company and its Subsidiaries have satisfied (or will satisfy prior to the Effective Time) any requirements to obtain the consent of, or provide notice to, or to enter into any consultation with, any Union in connection with the Contemplated Transactions.

(b)    Except to the extent such noncompliance would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all Laws relating to labor and employment and employment practices, including all such Laws relating to wages (including minimum wage and overtime wages), discrimination, harassment, retaliation, pay equity, workers’ compensation, safety and health, immigration, work authorization, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law (“WARN”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), there are no Actions pending and, to the Knowledge of the Company, no Actions threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, in connection with the employment or engagement or termination of any current or former applicant, employee, consultant, or independent contractor of the Company, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

(c)    There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since the Reference Date.

(d)    In the past three (3) years, (i) to the Knowledge of the Company, no allegations of sexual harassment, sexual misconduct, or unlawful discrimination or retaliation, have been made involving any current or former director, officer or supervisory level employee of the Company, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct, or unlawful discrimination or retaliation by any current or former director, officer or supervisory employee of the Company.

Section 3.20.    Company Products. Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), since the Reference Date, (a) each product developed, manufactured, marketed, sold, leased or distributed by the Company or its Subsidiaries (each, a “Company Product”) has been free of defects, errors, bugs and deficiencies and in conformity with all applicable contractual specifications, applicable statutory requirements and all express and implied warranties made by the Company or any of its Subsidiaries, (b) neither the Company nor its Subsidiaries has any liability for replacement or repair of any Company Product or other damages in connection therewith, (c) there has not been any recall or post-sale warning concerning any Company Product and (d) neither the Company nor any of its Subsidiaries has received any written, or, to the Knowledge of the Company, oral notice of any product liability Action by or before any Governmental Body relating to any Company Product. As of the date of this Agreement, there is not any pending, or, to the Knowledge of the Company, threatened, Actions relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship relating to any Company Product, or otherwise alleging failure of a Company Product to meet in any material respects applicable specifications, warranties or contractual commitments.

Section 3.21.    Information Technology; Privacy and Data Security.

(a)    Since the Reference Date, the Company and its Subsidiaries have complied in all materials respects with all applicable Privacy Laws. Since the Reference Date, the Company and its Subsidiaries have in place all required, and have complied in all material respects with (i) each of their respective, written and published policies and procedures concerning the privacy and security of Personal Information (the “Privacy Policies”) and (ii) contractual obligations of the Company and its Subsidiaries relating to privacy and data security. As of the date of this Agreement, no claims have been asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries by any Person alleging a violation of Privacy Laws and/or Privacy Policies.

(b)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), the Company and its Subsidiaries have maintained commercially reasonable technical, physical, and administrative measures to protect Personal Information and other confidential information stored or processed by or on behalf of the Company or its Subsidiaries and all Company Systems. To the Knowledge of the Company, there have been no material Data Security Breaches.

Section 3.22.    Anti-Corruption Laws; Anti-Money Laundering Laws; Global Trade Laws.

(a)    None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of its agents is or has been (i) located, organized, or resident in a Sanctioned Country or (ii) a Sanctioned Person. None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has at any time, in any material respect, violated or is in violation of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Global Trade Law. Without limiting the generality of the foregoing, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has at any time, in any material respect (A) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Anti-Corruption Law; or (B) engaged in any business or dealings with a Sanctioned Country or Sanctioned Person.

(b)    Except with respect to the filings described in Section 3.6, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of its agents or distributors or any Person acting on behalf of the Company or its Subsidiaries has at any time (i) made a voluntary, directed or involuntary disclosure to any Governmental Body with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law or Global Trade Laws or (ii) received written notice that it is subject to any investigation by any Governmental Body for violations of Anti-Corruption Laws, Anti-Money Laundering Laws or Global Trade Laws or received any notice, request or citation from any Governmental Body for any noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law or Global Trade Laws.

(c)    Neither the Company nor any of its Subsidiaries is a “TID U.S. business” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof, and has no present intention of engaging in any activities in the future that would cause the Company or any of its Subsidiaries to become a TID U.S. business.

Section 3.23.    Brokerage. No Person is entitled to any financial advisory fee or similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company.

Section 3.24.    Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 will not, at the time the Proxy Statement or Schedule 13E-3, as applicable, is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent, Merger Sub, SLR, the Rollover Holders and each of their respective Affiliates for inclusion or incorporation by reference therein.

Section 3.25.    Anti-Takeover Laws; No Rights Agreement. Assuming the truth and accuracy of the representations and warranties set forth in Section 4.9, neither the restrictions on business combinations set forth in Section 203 of the DGCL, nor any other similar applicable “anti-takeover” Law, are or will be applicable to this Agreement or the transactions contemplated hereby. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan that is as of the date hereof, or at the Effective Time shall be, applicable to the Company, the Shares or the Contemplated Transactions.

Section 3.26.    Opinion. The Special Committee has received a written opinion from Scalar, LLC that, based upon and subject to the various assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Per Share Merger Consideration to be received by the holders of the Company Common Stock (other than the Company, Parent, SLR, Parent Sponsor, the Rollover Holders and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.27.    Government Contracts.

(a)    Except as set forth on Section 3.27(a) of the Company Disclosure Letter, with respect to each Government Contract and Government Bid, the Company and its Subsidiaries have complied in all material respects with all terms and conditions thereof, and all Laws, certifications, representations, clauses, provisions and requirements pertaining thereto. Neither the Company nor any of its Subsidiaries has (i) received any notice that the Company or any of its Subsidiaries has materially breached or violated any such terms and conditions, Laws, certifications, representations, clauses or provisions, (ii) been subject to any termination, material cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Body, (iii) represented to a Governmental Body qualification as a small business concern, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a woman-owned business concern, a “protégé” under a mentor-protégé agreement or program, or qualification under any other preferential status program, or (iv) had access to classified information, or submitted documents to a Governmental Body for the purpose of being granted a facility security clearance.

(b)    Except as set forth on Section 3.27(b) of the Company Disclosure Letter, to the Knowledge of the Company, (i) all representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company or any of its Subsidiaries, to a Governmental Body or to any other Person in connection with any Government Contract or Government Bid were current, accurate and complete in all material respects as of their submission date, and (ii) the Company and each of its Subsidiaries has complied in all material respects with, and provided any reasonably required updates to, all such representations, certifications and statements.

(c)    All invoices and claims for payment, reimbursement or adjustment submitted to a Governmental Body by the Company or any of its Subsidiaries, were current, accurate and complete in all material respects as of their submission dates.

(d)    None of the Company, its Subsidiaries, or to the Knowledge of the Company, any of their respective officers, directors, senior management or employees, have been debarred, suspended or excluded from participation in the award or performance of any Government Contract for any reason. No debarment, suspension or exclusion investigation has been formally initiated or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, directors, senior management or employees. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably expected to warrant the institution of debarment, suspension, or exclusion proceedings against the Company, its Subsidiaries, or any of their respective officers, directors, senior management, or employees.

(e)    None of the Company, its Subsidiaries, or any of their respective officers, directors, senior management, or employees is, or within the last six (6) years has been, under or subject to any material administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding or audit (other than audits in the ordinary course of business), involving or related to the Company or any of its Subsidiaries with respect to an actual, alleged or potential violation of any material requirement, regulation or Law pertaining to any Government Contract or Government Bid.

(f)    Except as set forth on Section 3.27(f) of the Company Disclosure Letter, within the last six (6) years, other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, made a voluntary disclosure, or been obligated to make a mandatory disclosure, to any Governmental Body with respect to any actual, alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(g)    To the Knowledge of the Company, in the last six (6) years, there have been no outstanding or unsettled investigations or allegations of fraud, false claims or overpayments under the United States civil or criminal False Claims Acts or other laws adopted by a Governmental Body, and there are no facts or circumstances that would reasonably be expected to warrant such investigations or allegations by any Governmental Body, in each case, with regard to any Government Contract or Government Bid.

(h)    The Company and each of its Subsidiaries have complied in all material respects with (i) the applicable data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including where applicable those related to the handling of “Covered Defense Information” as required in DFARS 252.204-7012, and any known unauthorized disclosure has been reported to the necessary Governmental Body or higher tier contractor, as required and (ii) FAR 52.204-25 and all other applicable Governmental Body regulations and contract terms related to implementing § 889 of the National Defense Authorization Act for Fiscal Year 2019.

Section 3.28.    Health Care Regulatory Approvals.

(a)    The Company and its Subsidiaries possess, and are operating in material compliance with, all required permits, licenses, registrations, certificates, authorizations, orders, exemptions, clearances, declarations of conformity, and approvals from the appropriate Governmental Body including federal, state or non-U.S. regulatory authorities or other bodies (each a “Regulatory Authority” and collectively, the “Regulatory Authorities”) material to the conduct of their businesses as now conducted (“Regulatory Permits”), and all such Regulatory Permits are in full force and effect. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to the suspension, material modification, revocation, termination or cancellation of any such Regulatory Permit.

(b)    All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom (collectively, the “Submissions”), utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit from any Regulatory Authority relating to the Company, its Subsidiaries, their businesses and the Company products, when submitted to the applicable Regulatory Authority were, to the Knowledge of the Company, true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such Submissions have, to the Knowledge of the Company, been submitted to such Regulatory Authority.

(c)    None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors, employees or consultants, representatives or agents has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) debarment by the U.S. Food and Drug Administration (the “FDA”) under 21 U.S.C. Sections 335a, or disqualification under any similar law, rule or regulation of any other Governmental Bodies, (ii) debarment, suspension, or exclusion under any federal healthcare programs or any comparable foreign healthcare program, by the General Services Administration, or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Bodies.

(d)    None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors, employees, contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Body pursuant to any similar policy.

(e)    None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors, employees, contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar Governmental Body that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Body to invoke a similar policy.

Section 3.29.    Health Care Regulation.

(a)    The Company and its Subsidiaries are and, since the Reference Date, have been in material compliance with all applicable Laws administered or issued by the Regulatory Authorities regarding developing, testing, manufacturing, complaint handling, adverse event or medical device reporting, sales, marketing, labeling, advertising, distributing or promoting the products of the Company and its Subsidiaries, including all applicable Healthcare Laws. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any Form FDA-483, notice of adverse finding, FDA warning letters, notice of violation or “untitled letters,” or notice of FDA action for import detentions or refusals to allow entry into the United States from the FDA or a comparable notice from a Regulatory Authority. Neither the Company nor any of its Subsidiaries is subject to any obligation arising under an FDA inspection, FDA warning letter, FDA notice of violation letter or other enforcement notice, response or commitment made to or with the FDA or a comparable Regulatory Authority. Notwithstanding the generality of the foregoing, all of the billing, and reimbursement practices of, and claims submitted by, either directly or indirectly, the Company or any of its Subsidiaries have been in material compliance with all applicable Health Care Laws and all written reimbursement policies of all applicable customers of the Company, its Subsidiaries and third party payor programs, including the HIPAA transaction and code set standards. Neither the Company nor any of its Subsidiaries is currently subject to any claims audit, investigation or billing dispute with any third party payor.

(b)    Since the Reference Date, the studies, tests, preclinical development and clinical trials or investigations (“Studies”) if any, conducted by, or, to the Knowledge of the Company, for, or on behalf of the Company were and, if still pending, are, to the Knowledge of the Company, being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable Laws, including the Federal Food, Drug, and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. parts 50, 54, 56, 58, and 812 and comparable foreign Laws. Since the Reference Date, no Study conducted by, for, or on behalf of the Company has been terminated or subject to any stock recovery prior to completion for safety or non-compliance reasons. The descriptions of, protocols for, and data and other results of, the Studies conducted by, for, or on behalf of the Company that have been furnished or made available to Parent are accurate and complete in all material respects. Since the Reference Date, the Company has not received any written notices or correspondence from the FDA or any comparable Regulatory Authority or any institutional review board or committee commencing, or, to the Knowledge of the Company, threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially modify any Study conducted or proposed to be conducted by, for, or on behalf of the Company.

(c)    Section 3.29(c) of the Company Disclosure Letter sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company products (“Safety Notices”) since the Reference Date; (ii) the dates such Safety Notices, if any, were resolved or closed; and (iii) to the Knowledge of the Company, any material complaints with respect to the Company products that are currently unresolved. There are no Safety Notices, or, to the Knowledge of the Company, material product complaints with respect to the Company products and, to the Knowledge of the Company, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to the Company products, (ii) a material change in labeling of any the Company products; or (iii) a termination or suspension of marketing or testing of any the Company products.

(d)    Since the Reference Date, neither the Company nor any of its Subsidiaries: (i) has received any written notice from any Governmental Body, court or arbitrator alleging or asserting any material non-compliance with any applicable Healthcare Laws; (ii) is nor has been subject to any Action alleging that any operation or activity of Company or any of its Subsidiaries is in violation of any applicable Healthcare Laws, in any material respect, nor, to the Knowledge of Company, is any Action threatened; and (iii) is a party to any corporate integrity agreements, non- or deferred-prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

Section 3.30.    Company Related Party Transactions. Except for indemnification, compensation and other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or Company Related Party (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.31.    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), IN ANY OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY AND IN ANY CERTIFICATES REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY, THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT MAY HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS). THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN ANY OTHER TRANSACTION DOCUMENT TO WHICH THE COMPANY IS A PARTY OR IN ANY CERTIFICATES REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS TO WHICH THE COMPANY IS A PARTY, IT IS NOT ACTING (INCLUDING, AS APPLICABLE, BY ENTERING INTO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY OR CONSUMMATING THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY) IN RELIANCE ON: (A) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BY PARENT OR MERGER SUB; (B) ANY ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO THE COMPANY OR ANY OF ITS AFFILIATES OR OTHER REPRESENTATIVES, IN CONNECTION WITH PRESENTATIONS BY OR DISCUSSIONS WITH PARENT’S MANAGEMENT WHETHER PRIOR TO OR AFTER THE DATE OF THIS AGREEMENT OR IN ANY OTHER FORUM OR SETTING; OR (C) THE ACCURACY OR COMPLETENESS OF ANY OTHER REPRESENTATION, WARRANTY, ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR OTHER MATERIALS OR INFORMATION.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF TOPCO, PARENT AND MERGER SUB

Topco, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1.    Organization and Corporate Power. Each of Topco, Parent and Merger Sub is validly existing and in good standing under the Laws of the jurisdiction in which it was organized. Each of Topco, Parent and Merger Sub has all requisite corporate or similar power and authority and all Permits necessary to own, lease and operate its properties and assets, and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not reasonably be expected to have a Parent Material Adverse Effect. Topco owns beneficially and of record all of the outstanding membership interests of Parent free and clear of all Liens and Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

Section 4.2.    Authorization; Valid and Binding Agreement. Each of Topco, Parent and Merger Sub has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger. No other corporate action pursuant to the Laws of the jurisdictions in which Topco, Parent or Merger Sub is organized, on the part of Topco, Parent and Merger Sub, is necessary to authorize this Agreement and the other Transaction Documents to which it is a party. Each of Topco, Parent and Merger Sub has duly executed and delivered this Agreement and the other Transaction Documents to which it is a party and, assuming the due authorization, execution and delivery by the Company, this Agreement and the other Transaction Documents to which it is a party constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions.

Section 4.3.    No Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Topco, Parent and Merger Sub, and the consummation of the Merger, do not (a) conflict with or violate their respective certificates of formation, certificates of incorporation, operating agreement or bylaws (or similar governing documents) in each case, to the extent applicable, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained, and all filings and obligations described in Section 4.4 have been made, conflict with or violate any Law or order, judgment or decree to which Topco, Parent, Merger Sub, either of their Subsidiaries or any of their properties or assets is subject or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time or both) a default under, result in a violation of, give rise to a right of termination, modification, cancellation or acceleration under any Contract to which Topco, Parent, Merger Sub or any other Subsidiary of Parent is a party, or result in the creation of any Lien upon the properties or assets of Topco, Parent, Merger Sub or any other Subsidiary of Topco, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4.    Consents. Except (a) as set forth in Section 3.6 of the Company Disclosure Letter, (b) for applicable requirements of the Exchange Act, (c) for applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3, (d) for any filings required by Nasdaq, the NYSE or OTC and (e) for the filing of the Certificate of Merger, Topco, Parent and Merger Sub are not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body is required to be obtained by the Topco, Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Contemplated Transactions, except for those consents, approvals or authorizations the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5.    Litigation. As of the date of this Agreement, there are no proceedings pending or, to the Knowledge of Topco, Parent or Merger Sub, threatened against Topco, Parent or any of its Subsidiaries that seeks to enjoin the Merger or the other Contemplated Transactions, other than any such proceedings that have not had and would not be reasonably expected to have a Parent Material Adverse Effect.

Section 4.6.    Information Supplied. The information supplied or to be supplied by Topco, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 will not, at the time the Proxy Statement or Schedule 13E-3, as applicable, is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Topco, Parent or Merger Sub with respect to statements made therein based on information supplied by or on behalf of the Company, the Rollover Holders or their respective Affiliates for inclusion or incorporation by reference therein.

Section 4.7.    Brokerage. No Person is entitled to any financial advisory fee or similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Topco, Parent or Merger Sub.

Section 4.8.    Capitalization and Operations of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the Contemplated Transactions and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or the other Transaction Documents or incident to its formation and the maintenance of its existence.

Section 4.9.    Ownership of Shares. Neither Topco, Parent nor Merger Sub, nor any of their affiliates or associates (each, as defined in Section 203 of the DGCL), is, or at any time during the last three (3) years has Topco, Parent or Merger Sub or any of their affiliates or associates been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Topco, Parent nor Merger Sub, nor any of their affiliates and associates, beneficially owns any Shares or other securities of the Company or any options, warrants or other rights to acquire any economic interest in, the Company. Neither Topco, Parent nor Merger Sub nor any of their Affiliates are an Affiliate of the Company within the meaning of that term under the U.S. federal securities Laws.

Section 4.10.    Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Topco or Parent is necessary to approve the Merger (other than the consent of its sole member). The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger.

Section 4.11.    Solvency. Assuming the representations and warranties set forth in Article III are true and correct in a manner that would satisfy the condition set forth in Section 6.2(a), the compliance by the Company and its Subsidiaries with the covenants set forth in Section 5.1, the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 of this Agreement, and the Rollover Holders perform their obligations under the Rollover Agreements, and immediately after giving effect to the Contemplated Transactions, the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be solvent. As used in this paragraph, the term “solvent” means with respect to the Surviving Corporation and its Subsidiaries (on a consolidated basis), as of any date of determination, that the Surviving Corporation and its Subsidiaries (on a consolidated basis) (a) have not incurred debts beyond their ability to pay such debt as they mature (taking into account refinancing alternatives), (b) own assets which have a fair saleable value greater than the amounts required to pay their respective debts as such debts become absolute and mature (taking into account refinancing alternatives), and (c) will not have unreasonably small capital to carry on their respective businesses in which they are engaged immediately following the Effective Time.

Section 4.12.    Investigation by Topco, Parent and Merger Sub; Disclaimer of Reliance.

(a)    Each of Topco, Parent and Merger Sub (i) is a sophisticated purchaser, has engaged advisors experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder, and has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the businesses, assets, condition, operations, and prospects of the Company and its Subsidiaries, (ii) has been furnished with or given adequate access to such information about the Company and its Subsidiaries as it has requested, (iii) to the extent it has deemed appropriate, has addressed in this Agreement or any other Transaction Document any and all matters arising out of its investigation and the information provided to it, (iv) has had the opportunity to negotiate the terms and conditions of this Agreement and the Contemplated Transactions, and (v) in determining to proceed with the Contemplated Transactions has not relied on any statements or information (including any information, documents or material made available to Topco, Parent, Merger Sub or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Contemplated Transactions) other than the representations and warranties of the Company set forth in Article III of this Agreement (as modified by the Company Disclosure Letter) or the representations and warranties of the Company set forth in any other Transaction Document to which the Company is a party or in any certificates or documents delivered by the Company in connection with this Agreement or any other Transaction Document. Without limiting in any respect the representations and warranties of the Company set forth in Article III of this Agreement or the representations and warranties of the Company set forth in any other Transaction Document to which the Company is a party or in any certificates or documents delivered by the Company in connection with this Agreement or any other Transaction Document or the express provisions of this Agreement or any Transaction Document to which the Company is a party, each of Topco, Parent and Merger Sub acknowledges and agrees that neither the Company nor any of its Subsidiaries nor any other Person (including any officer, director, member or partner of the Company or any of its Subsidiaries or any of their respective Affiliates) will have or be subject to any liability to Topco, Parent, Merger Sub or any other Person, resulting from Parent’s or Merger Sub’s use of any information, documents or material made available to Topco, Parent, Merger Sub or their Representatives other than the representations and warranties of the Company set forth in Article III of this Agreement (as modified by the Company Disclosure Letter) or in any other Transaction Document to which the Company is a party or in any certificates or documents delivered by the Company in connection with this Agreement or any other Transaction Document to which the Company is a party. Each of Topco, Parent and Merger Sub acknowledges that neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or other Representatives, have made, nor will any of them be deemed to have made (and nor has Topco, Parent or Merger Sub or any of their respective Affiliates or other Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Company and its Subsidiaries, the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries, or the Contemplated Transactions, other than the representations and warranties of the Company set forth in Article III of this Agreement (as modified by the Company Disclosure Letter) or the representations and warranties of the Company set forth in any other Transaction Document to which the Company is a party or in any certificates or documents delivered by the Company in connection with this Agreement or any other Transaction Document to which the Company is a party. Each of Topco, Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Article III of this Agreement (as modified by the Company Disclosure Letter) or the representations and warranties of the Company set forth in any other Transaction Document to which the Company is a party or in any certificates or documents delivered by the Company in connection with this Agreement or any other Transaction Document to which the Company is a party, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis.

(b)    In connection with Topco’s, Parent’s and Merger Sub’s investigation of the Company, each of Topco, Parent and Merger Sub may have received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Topco, Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Topco, Parent and Merger Sub is familiar with such uncertainties, that each of Topco, Parent and Merger Sub is taking responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Topco, Parent, Merger Sub and their Representatives will have no claim against any Person with respect thereto. Accordingly, each of Topco, Parent and Merger Sub acknowledges that, without limiting the generality of this Section 4.12(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 4.13.    Other Agreements. Other than the other Transaction Documents, Topco, Parent and Merger Sub have disclosed to the Company all contracts, agreements or understandings (and, with respect to those that are written, Topco, Parent and Merger Sub has furnished to the Company correct and complete copies thereof) between or among Topco, Parent, Merger Sub or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand.

Section 4.14.    Financing.

(a)    Parent has delivered, and caused Parent Sponsor to deliver, to the Company a true, complete and correct copy of the Equity Commitment Letter, pursuant to which, upon the terms and subject to the conditions set forth therein, Parent Sponsor has agreed to directly or indirectly invest in Parent the Closing Payment Commitment for the purpose of delivering the Total Merger Consideration and the other permitted purposes expressly set forth therein (the “Equity Financing”) or to pay to the Company any monetary damages up to the Damages Commitment. The Equity Commitment Letter provides that the Company is an express third party beneficiary of and is entitled to enforce (subject to the terms and conditions set forth therein), the Equity Commitment Letter, which, in the case of the Closing Payment Commitment for the purposes of delivering the Total Merger Consideration is solely in connection with the Company’s exercise of its rights under Section 8.13 or Section 7.5.

(b)    As of the date hereof, the Equity Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent or Merger Sub and Parent Sponsor, as applicable, and, to the Knowledge of Parent and Merger Sub, the other parties thereto, enforceable in accordance with their respective terms, except as enforcement may be limited by the Enforceability Exceptions. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Equity Financing, as applicable, other than the conditions precedent expressly set forth in the Equity Commitment Letter. The Equity Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect prior to the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, no such termination, reduction, withdrawal or rescission is contemplated by Topco, Parent or Merger Sub or Parent Sponsor or, to the Knowledge of Topco, Parent and Merger Sub, any other party thereto. As of the date hereof, neither Topco, Parent nor Merger Sub is in default of or breach under the terms and conditions of the Equity Commitment Letter, and, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, to the Knowledge of Topco, Parent and Merger Sub, no event has occurred that, with or without notice, lapse of time or both would be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Equity Commitment Letter.

(c)    As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, each of Topco, Parent and Merger Sub has no reason to believe that (i) any of the conditions precedent expressly set forth in the Equity Commitment Letter will not be satisfied on or prior to the Closing Date or (ii) the Equity Financing in the aggregate amounts contemplated by the Equity Commitment Letter will not be available to Topco, Parent and Merger Sub on the Closing Date. Each of Topco, Parent and Merger Sub acknowledges that Parent’s obligations under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their Affiliates’, or any other Person’s (including, for the avoidance of doubt, the Company or any of its Subsidiaries) ability to obtain the Equity Financing for the consummation of the Contemplated Transactions.

(d)    There are no side letters, understandings or other agreements or arrangements of any kind relating to the Equity Commitment Letter or the Equity Financing that could affect the availability or amount of the Equity Financing contemplated by the Equity Commitment Letter in any respect. No fees are required to be paid by Topco or Parent in connection with the provision of the Equity Commitment Letter or the drawing on any commitment made by Parent Sponsor pursuant to the Equity Commitment Letter.

(e)    The Equity Financing, when funded in accordance with the Equity Commitment Letter, will provide Parent or Merger Sub with cash proceeds on the Closing Date sufficient to enable Parent and Merger Sub to perform all of their payment obligations under this Agreement at the Closing, including to (i) deliver the Total Merger Consideration and all other amounts required to be paid under Article II, (ii) pay any fees and expenses required to be made by or on behalf of Parent or Merger Sub at Closing, and (iii) cause the Company to repay the Term B Loan to the extent required in connection with the transactions described in this Agreement or the Equity Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, each of Topco, Parent and Merger Sub has no reason to believe that the representations and warranties contained in the immediately preceding sentence will not be true at and as of the Closing Date. Notwithstanding anything elsewhere in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Equity Financing contemplated by the Equity Commitment Letter) by or to Topco, Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Topco, Parent or Merger Sub hereunder.

Section 4.15.    CFIUS. Neither Topco, Parent nor Merger Sub is a “foreign person,” as that term is defined in the Defense Production Act of 1950, and all implementing regulations thereof.

Section 4.16.    Tax Matters.

(a)    Each of Topco and Parent has made valid election(s) such that it is treated as a corporation for U.S. federal, and applicable state and local, income tax purposes at all times since its formation.

(b)    Neither Topco nor any of its Subsidiaries has taken any action that would reasonably be expected to preclude the Parent Sponsor Contribution, the SLR Rollover Contribution, each Stockholder Rollover Contribution, each Additional Rollover Contribution, if any, and each Additional Subscription, if any, taken together, from qualifying for the Intended Tax Treatment.

Section 4.17.    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENTS TO WHICH TOPCO, PARENT OR MERGER SUB IS A PARTY AND IN ANY CERTIFICATES REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT TO WHICH TOPCO, PARENT OR MERGER SUB IS A PARTY, PARENT AND MERGER SUB MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND TOPCO, PARENT AND MERGER SUB HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE V

COVENANTS

Section 5.1.    Covenants of the Company.

(a)    Except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted or contemplated by this Agreement, the other Transaction Documents or the SLR Financing Agreements to which the Company is a party (including in connection with the Contemplated Transactions), (iv) as necessary in response to Health Measures to protect the health and safety of the Company’s and its Subsidiaries’ customers, suppliers, partners, employees, licensors, licensees, distributors and others having business dealings with the Company and its Subsidiaries (provided that the Company has consulted with Parent in advance (to the extent reasonably practicable) and considered in good faith any recommendations of Parent) or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is validly terminated pursuant to Article VII (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) carry on its business in the ordinary course of business, (B) preserve intact its assets, properties and business organization, and (C) preserve its relationships and goodwill with customers, suppliers, partners, licensors, licensees, distributors, Governmental Bodies, employees and others having business dealings with it with the intention that its goodwill and ongoing business will not be impaired in any material respect on the Closing Date. Any action, the subject matter of which is addressed in Section 5.1(b), below, will be deemed compliant with Section 5.1(a) if compliant with Section 5.1(b).

(b)    Without limiting the generality of Section 5.1(a), during the Pre-Closing Period and except (i) as set forth in Section 5.1(b) of the Company Disclosure Letter, (ii) as required by applicable Law or (iii) as expressly permitted or contemplated by this Agreement, the other Transaction Documents or the SLR Financing Agreements to which the Company is a party (including in connection with the Contemplated Transactions), the Company shall not and shall not permit any of its Subsidiaries, without the prior written consent of Parent (which consent, except with respect to Section 5.1(b)(i)-(viii), (x), (xii), (xiii), (xv), (xviii), (xix), (xxi), (xxii), and solely with respect to the immediately preceding clauses, Section 5.1(b)(xxiii), will not be unreasonably withheld, conditioned or delayed):

(i)    (A) Establish a record date for, authorize, declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or shares or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Company Equity Award except, in each case, (1) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its parent, (2) as a result of net share settlement of any Company Equity Award or to satisfy the exercise price or withholding Tax obligations in respect of any Company Equity Award or (3) any forfeitures of any Company Equity Award or options under the Company ESPP;

(ii)    grant, issue, sell, pledge, dispose of or otherwise encumber, or authorize the grant, issuance, sale, pledge, disposition or other encumbrance of, (A) any shares of capital stock or other ownership interest in the Company or any of its Subsidiaries, (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest (other than SLR Warrants in accordance with the SLR Warrant Amendment Agreement), (C) any phantom equity or similar contractual rights or (D) any rights, warrants, options, stock appreciation rights, restricted stock, stock units or other equity or equity-based compensation to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities except, in each case: (1) for issuances under the Company ESPP or upon the settlement or exercise of any Company Equity Awards outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plans and applicable award agreements as of the date of this Agreement, (2) for issuances in respect of the exercise of Warrants or (3) for transactions solely between or among the Company and its wholly owned Subsidiaries;

(iii)    except as required by applicable Law or the terms of a Company Plan as in effect on the date of this Agreement, (A) increase or promise to increase, accelerate the funding, payment or vesting of, the wages, salary or other compensation or benefits with respect to any of the Company’s or any of its Subsidiaries’ directors, officers, employees or other individual service providers, (B) grant any cash or any equity or equity-based incentive award or any other bonus, retention, change in control, transaction, severance or similar compensation payable to any of the Company’s or any of its Subsidiaries’ directors, officers, or employees or other individual service providers, or (C) establish, adopt, enter into, amend or terminate any Company Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect on the date hereof, in each case, other than broad-based changes or amendments made as a result of annual renewal of health or welfare plans that would not materially increase costs to, or obligations of, the Company, Parent or their respective subsidiaries and that are in the ordinary course of business;

(iv)    (A) modify, extend, adopt, enter into, amend or terminate any Labor Agreement; (B) recognize or certify any Union as the bargaining representative for any employees of the Company or its Subsidiaries; or (C) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that would reasonably be expected to implicate WARN;

(v)    (A) hire or engage any employees, officers or other individual service providers of the Company or any of its Subsidiaries whose annual base compensation or fee would exceed $200,000 or (B) terminate (other than for cause) any employee or officer of the Company or any of its Subsidiaries whose annual base compensation exceeds $200,000;

(vi)    amend any of the Company Organizational Documents or amend in any material respect the comparable charter or organizational documents of any of its Subsidiaries (whether by merger, consolidation or otherwise), adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock or capital equity interests;

(vii)    effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or capital equity interests, except for any transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(viii)    adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (including spin-offs or carve-outs) of the Company or any of its Subsidiaries;

(ix)    make any capital expenditures that are individually or in the aggregate in excess of $250,000 or that exceed amounts indicated in the capital expenditure budget set forth in Section 5.1(b)(ix) of the Company Disclosure Letter;

(x)    acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, joint venture, association or other business organization or Person or division thereof, or otherwise acquire or agree to acquire any equity interest in or material assets of any other Person, except (x) in individual transactions involving less than $500,000 in assets in the aggregate or (y) for the purchase of materials from suppliers or vendors in the ordinary course of business;

(xi)    except with respect to any intercompany arrangements (including any Indebtedness) solely between or among the Company and/or any of its wholly owned Subsidiaries, (A) incur any Indebtedness, except for (1) Indebtedness incurred under the Credit Agreement for working capital purposes or (2) capital leases, purchase money financing for personal property, equipment financing and letters of credit in the ordinary course of business consistent with past practice; (B) make any loans or advances to any Person that is not a wholly owned Subsidiary of the Company (except for extensions of credit to customers in the ordinary course of business and advances to directors, officers and other employees, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto); (C) make any capital contributions to, or investments in, any Person that is not a wholly owned Subsidiary of the Company or (D) repurchase, prepay or refinance any material Indebtedness;

(xii)    sell, transfer, license, sublicense, assign, mortgage, encumber or otherwise abandon, withdraw or dispose of (A) any material tangible assets with a fair market value in excess of $100,000 in the aggregate, or (B) any material Owned Intellectual Property, except, in the case of clause (B), non-exclusive licenses granted in the ordinary course of business;

(xiii)    sell, transfer, assign, or otherwise abandon, withdraw or dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any material assets, business or line of business, except sales or dispositions of inventory and other assets in the ordinary course of business;

(xiv)    commence, pay, discharge, settle, compromise or satisfy, or consent to the entry of any order, decree, stipulation or judgment with respect to, any Action (A) for monetary consideration in excess of $250,000 in the aggregate or (B) that would impose any material non-monetary obligations or injunctive relief on the Company or any of its Subsidiaries;

(xv)    change its fiscal year, revalue any of its material assets or change any of its financial, actuarial, reserving or Tax accounting methods or practices, in any respect, except as required by GAAP or applicable Law;

(xvi)    other than in the ordinary course of business, (A) make, change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) file any amended income or other Tax Return of the Company or any of its Subsidiaries, (C) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax with respect to the Company or any of its Subsidiaries (other than pursuant to an extension of time to file any Tax Return or otherwise in the ordinary course of business), (D) settle or compromise, or consent to the entry of any order, decree, stipulation or judgment with respect to, any Tax liability with respect to the Company or any of its Subsidiaries for an amount materially in excess of amounts expressly reserved therefor in the financial statements of the Company or any of its Subsidiaries, (E) enter into a “closing agreement” as described in Section 7121 of the Code, or (F) surrender any right to claim a material Tax refund;

(xvii)    waive, release or assign any material rights or claims under, or enter into, renew, affirmatively determine not to renew, materially amend, materially modify, terminate, cancel, exercise any options or rights of first offer or refusal under or terminate, any Company Material Contract, material Company Real Property lease or any Contract that would be a Company Material Contract if in existence on the date hereof;

(xviii)    abandon, withdraw, terminate, suspend, abrogate, amend or modify in any respect any Company Permits in a manner adverse to the business of the Company or any of its Subsidiaries;

(xix)    enter into any new line of business or form a new Subsidiary of the Company;

(xx)    cancel, materially reduce, terminate or fail to maintain in effect without replacing material insurance policies covering the Company or any of its Subsidiaries and their respective properties, assets and businesses;

(xxi)    waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other analogous restrictive covenant obligation of any current or former officer, director or employee of the Company or its Subsidiaries;

(xxii)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company, any of its Subsidiaries or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404; or

(xxiii)    authorize, agree or commit to take any of the actions described in clauses (i) through (xxii) of this Section 5.1(b).

Section 5.2.    Access to Information; Confidentiality; Additional Rollover Agreements.

(a)    From and after the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts, upon reasonable advance notice and subject to any prohibition by applicable Law, (i) give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operations of the business of the Company) to relevant officers, employees, Representatives, assets and facilities and to relevant books, contracts, work papers and records of the Company and its Subsidiaries, and provide copies of such books, contracts, work papers and records of the Company and its Subsidiaries, in each case, to the extent reasonably requested by Parent or Merger Sub, (ii) permit Parent and Merger Sub to make such non-invasive inspections as they may reasonably request, (iii) furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Merger Sub may from time to time reasonably request and (iv) use commercially reasonable efforts to facilitate site visits by Parent or any of its Representatives at any facility of a third-party contract manufacturer of the Company or any of its Subsidiaries; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense and provided, further, that the purpose of any such access, in the case of clause (i), or any such request, in the case of clauses (ii) through (iv), will be limited to reasonable business purposes, including the planning of any restructuring, post-closing operations or the integration of the Company, its Subsidiaries, and their respective businesses, on the one hand, with Parent, Parent’s Subsidiaries, and their respective businesses, on the other hand, as well as in connection with the review of financial statements, Taxes, any potential Action or investigation by or before a Governmental Body (including in connection with matters covered under Section 5.14 and SEC or other Governmental Body reporting obligations); provided, however, that subject to Section 5.24, nothing in this Section 5.2(a) shall, with the prior consent of the Company (not to be unreasonably withheld, conditioned or delayed) and subject to any prohibition by applicable Law, prevent Parent or Topco from having reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operations of the business of the Company) to employees of the Company identified in writing by the Company and Parent for the sole purpose of seeking to have such employees enter into a Company RSU Rollover Agreement, Company PSU Rollover Agreement, Company Stock Option Rollover Agreement or Additional Rollover Agreement, as applicable, or seeking to have such employees that own Company Common Stock subscribe for Topco Series A Preferred Units prior to the Effective Time.

(b)    Information obtained by Parent or Merger Sub pursuant to Section 5.2(a) will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement, with such Confidentiality Agreement hereby amended to limit the permitted use of any information supplied pursuant to Section 5.2(a) to the purpose specified herein.

(c)    Nothing in Section 5.2(a) requires the Company to permit any inspection, or to disclose any information, to the extent (i) the provision of such information violates any of its or its Affiliates’ respective obligations with respect to confidentiality under any applicable Contract or Law, (ii) such information relates to the applicable portions of minutes of the meetings of the Company Board or any committee (including the Special Committee) thereof (including any presentations or other materials prepared by or for the Company Board or any committee (including the Special Committee) thereof) where the Company Board or any committee (including the Special Committee) thereof discussed the Contemplated Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, or combination of the Company with, any Person, any Acquisition Proposal or any Intervening Event, (iii) such inspection or disclosure would reasonably be expected to conflict with applicable Contracts or Laws, or (iv) that affording such access or furnishing such information would in the reasonable opinion of the Company (after consulting counsel) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, in each case, the Company shall use commercially reasonable efforts to cooperate with Parent to and use commercially reasonable efforts to permit disclosure of the applicable portion of information to Parent, Merger Sub or their respective Representatives to the extent it would not violate applicable Contract or Law or waiver of privilege.

(d)    Notwithstanding anything to the contrary herein, (i) the Company may satisfy its obligations set forth above by electronic means if physical access is not feasible or would not be permitted under applicable Law (including as a result of COVID-19 or any Health Measures) and (ii) the Company will not be required to provide access or make any disclosure to Parent, Merger Sub or any of their respective Representatives pursuant to this Section 5.2 to the extent that such access to information is reasonably pertinent to an Action relating to or arising out of the Contemplated Transactions where the Company and its Affiliates, on the one hand, and Parent, Merger Sub, or any of their respective Affiliates, on the other hand, are adverse parties.

Section 5.3.    Acquisition Proposals.

(a)    The Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, shall direct its legal counsel, financial advisors and agents serving in such similar capacities not to, and shall not authorize or direct its other Representatives to, directly or indirectly: (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal, (ii) participate or engage in discussions or negotiations with any Person (other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or designees or Affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby)) who has submitted an Acquisition Proposal or any proposal, offer or inquiry relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) provide any non-public information or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries, in each case, to any Person or host any meeting (including by telephone or videoconference) with any Person (in each case, other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or any designees or Affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or any Rollover Holder or potential Rollover Holder in connection with an actual or potential investment in Topco) in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any offer, proposal or inquiry relating to an Acquisition Proposal, (iv) in connection with any Acquisition Proposal, grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality agreement (other than any standstill or similar provision), in each case, in a manner favorable to the counterparty thereto, or (v) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other Contract or agreement relating to an Acquisition Proposal (other than with Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or designees or Affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby)). The Company shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or any designee of Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or any Rollover Holder or potential Rollover Holder in connection with an actual or potential investment in Topco) with respect to any Acquisition Proposal or any inquiry, proposal or offer relating to an Acquisition Proposal, and, promptly (but in no event later than forty-eight (48) hours following the date of this Agreement) shall request the return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person in the twelve (12) months prior to the date hereof and terminate access to any physical or electronic data rooms relating to a possible or actual Acquisition Proposal. Notwithstanding the foregoing, the Company and its Representatives may (x) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (y) inform a Person that has made or to the Knowledge of the Company, is considering making, following the date hereof, an Acquisition Proposal of the provisions of this Section 5.3. Any breach of this Section 5.3(a) by any Subsidiary of the Company or any of their respective directors or officers shall be deemed to constitute a breach by the Company.

(b)    Notwithstanding Section 5.3(a) or any other provision of this Agreement, if at any time following the date of this Agreement and until the Company’s receipt of the Requisite Stockholder Approval, (i) the Company has received a bona fide written Acquisition Proposal that did not result from a material breach of Section 5.3(a) and (ii) the Company Board or a committee (including the Special Committee or an alternative special committee of the Company Board consisting of independent directors) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board or the Special Committee (or an alternative special committee of the Company Board consisting of independent directors) under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided that (1) the Company shall not, shall cause its Subsidiaries not to, shall direct its legal counsel, financial advisors and agents serving in such similar capacities not to, and shall not authorize or direct its other Representatives to, disclose such information to, or participate in such discussions or negotiations with, such Person unless the Company (I) has entered into a confidentiality agreement prior to the date of this Agreement with such Person, or (II) enters into a customary confidentiality agreement with such Person following the date of this Agreement, in the case of clause (II), (x) with terms governing confidentiality and use of such information that, taken as a whole, are not materially less restrictive to the other Person than those contained in the Confidentiality Agreement (except that any such confidentiality agreement need not contain a standstill or similar provision), and (y) that does not prevent the Company from providing any information to Parent and Merger Sub to the extent required by this Agreement; provided that any competitively sensitive information or data provided to any such Person pursuant to such confidentiality agreement who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data and (2) the Company shall, as promptly as reasonably practicable, and in any event within one (1) Business Day, provide or make available to Parent, Merger Sub and their respective Representatives any non-public information concerning the Company or any of its Subsidiaries provided or made available to such other Person or any of its Representatives that was not previously provided or made available to Parent and Merger Sub.

(c)    The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent in writing of the receipt by the Company of any Acquisition Proposal or any offer or proposal that would reasonably be expected to result in an Acquisition Proposal, which notice shall include any written indication by any Person that it is considering making an Acquisition Proposal, including (A) the identity of the Person or group of Persons making such Acquisition Proposal, and (B) a copy of any such Acquisition Proposal or such offer or proposal that is made in writing (or, if oral, a reasonably detailed summary of the material terms and conditions of any such Acquisition Proposal, including, for the avoidance of doubt, the form and amount of consideration, the proposed financing arrangements and any conditions to closing (to the extent so communicated to the Company)). Thereafter, the Company shall use reasonable best efforts to keep Parent reasonably informed of the status and material terms and developments of any such Acquisition Proposal or offer or proposal (including any amendments, revisions or other changes to the material terms thereof), on a reasonably prompt basis (and in any event within forty-eight (48) hours of any material changes or developments). Further, for the avoidance of doubt, any information provided by the Company or its Representatives to Parent and its Representatives pursuant to this Section 5.3(c), shall be kept confidential in accordance with the Confidentiality Agreement.

(d)    Except as expressly permitted by Section 5.3(e) or Section 5.3(f), the Company Board and each committee (which committee must include the Special Committee or an alternative special committee of the Company Board consistent of independent directors) thereof shall not, subject to the terms and conditions of this Agreement, (i) cause or permit the Company or its Subsidiaries to enter into any acquisition agreement, merger agreement, joint venture agreement, partnership agreement or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 5.3(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation.

(e)    Notwithstanding Section 5.3(d) or any other provision of this Agreement, prior to the Company’s receipt of the Requisite Stockholder Approval:

(i)    the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement if (A) the Company receives an Acquisition Proposal that did not result from a material breach of Section 5.3(a) and that the Company Board or a committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal; (B) the Company has notified Parent in writing that it intends to terminate this Agreement to enter into an Alternative Acquisition Agreement, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(c); and no earlier than the end of the Notice Period, after negotiating and instructing those Representatives who would reasonably be expected by the Company to participate in such negotiations, to negotiate during the Notice Period to allow Parent to offer adjustments to the terms of this Agreement such that the Acquisition Proposal (C) no longer continues to constitute a Superior Proposal (if such negotiation is desired by Parent), the Company Board or any committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, after taking into consideration the terms of any proposed amendment or modification to this Agreement, the Equity Commitment Letter that Parent has committed to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company under applicable Law;

(ii)    the Company Board or a committee (including the Special Committee) may make a Change of Board Recommendation in response to an Acquisition Proposal if (A) the Company receives an Acquisition Proposal that did not result from a material breach of this Section 5.3(a) and that the Company Board or a committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, (B) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(c), and (C) no earlier than the end of the Notice Period, after negotiating and instructing those Representatives who would reasonably be expected by the Company to participate in such negotiations, to negotiate during the Notice Period to allow Parent to offer adjustments to the terms of this Agreement such that the Acquisition Proposal no longer continues to constitute a Superior Proposal (if such negotiation is desired by Parent), the Company Board or a committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, that the Acquisition Proposal that is the subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, in each case, after taking into consideration any changes to this Agreement, the Equity Commitment Letter that Parent has committed to make during the Notice Period;

(iii)    other than in connection with an Acquisition Proposal, the Company Board or a committee (including the Special Committee) thereof may make a Change of Board Recommendation in response to an Intervening Event if (A) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice shall describe the Intervening Event in reasonable detail, and (B) no earlier than the end of the Notice Period, after negotiating and instructing those Representatives who would reasonably be expected by the Company to participate in such negotiations, to negotiate during the Notice Period to allow Parent to offer adjustments to the terms of this Agreement (if such negotiation is desired by Parent), the Company Board or any committee (including the Special Committee) thereof determine in good faith, after consultation with outside legal counsel and financial advisors, and after considering the terms of any proposed amendment or modification to this Agreement that Parent has committed to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and

(iv)    during any Notice Period, if requested by Parent, the Company shall, and shall instruct those Representatives who would reasonably be expected by the Company to participate in such negotiations to, negotiate in good faith with Parent and its Representatives regarding potential changes to this Agreement and the other Transaction Documents.

The provisions of this Section 5.3(e) apply to (x) any amendment, revision or change to any material terms or conditions (it being understood that the per share consideration payable in respect of each share of Company Common Stock shall constitute a material term) of any applicable Superior Proposal with respect to Section 5.3(e)(i) and Section 5.3(e)(ii) and require a revised Determination Notice and a new Notice Period pursuant to clause (i)(C) or (ii)(C), as the case may be, and (y) any material change to or material development in respect of the facts and circumstances relating to any Intervening Event with respect to Section 5.3(e)(iii) and require a revised Determination Notice and a new Notice Period pursuant to clause (iii)(B).

(f)    Nothing contained in this Agreement prohibits (i) the Company Board or a committee (including the Special Committee) thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e‑2(a) and Rule 14d-9(f) promulgated under the Exchange Act, or (B) making any public statement if the Company Board or a committee (including the Special Committee) thereof determines in good faith (after consultation with outside legal counsel) that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided that any such action that would otherwise constitute a Change of Board Recommendation shall be made only in accordance with Section 5.3.

(g)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.3 shall apply to, or shall be deemed to prohibit, limit, restrict, impair or otherwise affect the ability of the Company, its Subsidiaries and its and their respective Representatives to engage in discussions or negotiations or take any other action that would otherwise be prohibited by Section 5.3(a) (i) in connection with an actual or potential investment in Topco by any actual or potential Rollover Holder (including, for the avoidance of doubt, any discussions or negotiations with any potential Rollover Holder, SLR or their respective Affiliates or Representatives) and (ii) with SLR and its Affiliates and Representatives in its capacity as a lender of the Company and its Subsidiaries, including in connection with the Contemplated Transactions, the SLR Financing Agreements and the other Loan Documents, and no agreement, discussion, negotiation or action taken by the Company, its Subsidiaries or any of its Representatives with respect to any actual or potential Rollover Holder in connection with an actual or potential investment in Topco or any discussions with SLR or any of its Affiliates or Representatives in its capacity as a lender of the Company and its Subsidiaries, including in connection with the Contemplated Transactions, the SLR Financing Agreements and the other Loan Documents, shall be deemed a breach or violation of this Section 5.3.

(h)    Nothing in Section 5.3(a) shall apply to, or shall be deemed to prohibit, limit, restrict, impair or otherwise affect the ability of the Company, its Subsidiaries and its and their respective Representatives to contact or engage in discussions with other third parties who operate in the same industry as the Company and its Subsidiaries regarding current or potential strategic business relationships with the Company and its Subsidiaries, so long as (A) such discussions do not relate to, or would not reasonably be expected to result in the submission to the Company of, any Acquisition Proposal and (B) such contact and discussion are not made with the intent to initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal, or with the intent of circumventing the restrictions set forth in Section 5.3(a). Prior to the any officers of the Company or its Subsidiaries initiating any senior executive-level discussion with any third parties who operate in the same industry as the Company or its Subsidiaries regarding current or potential strategic business relationships with the Company, the Company and its Subsidiaries shall consult with Parent regarding outreach to such third parties, and obtain Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) regarding such contact and discussion; provided, however, that it is understood and agreed that the foregoing shall in no way limit or restrict any ordinary course business discussions of non-senior executive level employees of the Company in the ordinary course.

Section 5.4.    Proxy Statement; Schedule 13E-3.

(a)    Promptly following the date hereof, and in no event later than forty-five (45) days following the date of this Agreement, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting and for the purpose of obtaining the Requisite Stockholder Approval, and the Company and Parent will jointly prepare and file with the SEC a Schedule 13E-3; provided that neither the Company nor Parent shall be in breach of this Section 5.4(a) as a result of any delay in filing the Proxy Statement or the Schedule 13E-3 caused by the failure of any party or any filing person thereunder to comply with its obligations under Section 5.4(b) or provide information reasonably necessary in connection therewith. The Company shall use reasonable best efforts to cause the Proxy Statement when filed to comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and shall cause the Proxy Statement, when mailed to Company’s Stockholders, to comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Subject to Section 5.3(e), the Company must include the Company Board Recommendation in the Proxy Statement. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.

(b)    Each of the Company, on the one hand, and Topco, Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and the Schedule 13E-3. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth or incorporated by reference in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company’s stockholders. Notwithstanding the forgoing, no representation, warranty, covenant or agreement is made by the Company with respect to any information supplied by Topco, Parent, Merger Sub or SLR for inclusion or incorporation by reference into the Proxy Statement or the Schedule 13E-3.

(c)    The Company and its Affiliates, on the one hand, and Parent and, its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or the Schedule 13E-3 without first providing the other party a reasonable opportunity to review and comment on such written communication, and each party will give good faith consideration to all reasonable additions, deletions or changes suggested thereto by the other parties or their respective counsel; provided, that the foregoing shall not apply in respect of any communications in respect of a Change of Board Recommendation. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or the Schedule 13E-3; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or the Schedule 13E-3; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. Subject to applicable Law, the Company will use its commercially reasonable efforts to cause the Proxy Statement and the Schedule 13E-3 to be disseminated to the Company stockholders as promptly as reasonably practicable (and in any event no later than the first Business Day following the tenth (10th) calendar day) following the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement or the Schedule 13E-3 (which resolution will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement and the Schedule 13E-3 that the SEC will or will not be reviewing the Proxy Statement and the Schedule 13E-3) (the “Clearance Date”).

Section 5.5.    Company Stockholder Meeting.

(a)    Subject to the provisions of this Agreement, the Company will take all actions necessary in accordance with the DGCL, the Exchange Act and the Company Organizational Documents to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold, a meeting of its stockholders (the “Company Stockholder Meeting”), as promptly as reasonably practicable following the Clearance Date for the purpose of obtaining the Requisite Stockholder Approval. Subject to the provisions of this Agreement, the Company will conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the thirty-fifth (35th) day following the first mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 5.3(e) and unless there has been a Change of Board Recommendation made in compliance with Section 5.3, the Company will (i) use its commercially reasonable efforts to solicit proxies to obtain the Requisite Stockholder Approval, (ii) take all reasonable lawful actions to solicit the Requisite Stockholder Approval and (iii) provide regular updates to Parent with respect to the proxy solicitation for the Company Stockholder Meeting (including interim results).

(b)    Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow time for the filing or dissemination of any supplemental or amended disclosure document that the Company Board or the Special Committee has determined in good faith (after consultation with outside legal counsel) is required to be filed and disseminated under applicable Laws, or an order or request from the SEC or its staff, (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two (2) times pursuant to this clause (ii) or adjourn the Company Stockholder Meeting to a date that is more than fifteen (15) days past the originally scheduled date, in each case, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)); or (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law; provided that with respect to clauses (i) and (ii), the Company shall not postpone or adjourn the Company Stockholder Meeting more than two (2) times without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the event that the date of the Company Stockholder Meeting as originally called is for any reason postponed or adjourned, except as required by applicable Law, the Company shall use commercially reasonable efforts to implement such postponement or adjournment in such a way that the Company is not required under applicable Law to establish a new record date for the Company Stockholders Meeting, as so postponed or adjourned. Notwithstanding anything in this Agreement to the contrary, as long as the Company has complied with its obligations under Section 5.8 in all material respects, the Company will not be required to hold the Company Stockholder Meeting prior to the date that is three (3) Business Days after the date on which Parent notifies the Company that all of the filings (or draft filings where applicable) necessary to seek the Regulatory Approvals set forth in Section 5.8(a) of the Company Disclosure Letter have been filed with the relevant Governmental Body (and such filings have actually been made) and the Company will be permitted to postpone or adjourn the meeting until such filings (or draft filings as applicable) have been filed. Notwithstanding anything to the contrary herein, unless this Agreement is validly terminated in accordance with Article VII, the Company will submit this Agreement to the Company’s stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board (or the Special Committee) has effected a Change of Board Recommendation.

Section 5.6.    Employment and Employee Benefits Matters.

(a)    Subject to the terms of any agreement between a Current Employee and the Company, Parent shall cause the Surviving Corporation and each of its other Subsidiaries to, for a period of one year following the Effective Time (or until employment terminates, if sooner), maintain for each individual employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Current Employee”) (i) an annual base salary and target annual cash bonus opportunity (excluding equity-based compensation and, with respect to the 2025 performance year, specific performance goals) that are, in each case, no less than those provided to the Current Employee as of immediately prior to the Effective Time, (ii) employee benefits that are substantially comparable in the aggregate to those maintained for and provided to the Current Employee as of immediately prior to the Effective Time (in each case, excluding equity, equity-based, deferred compensation, severance, change in control, retention or transaction-related benefits, specific performance goals for any cash incentive compensation for the 2025 performance year, defined benefit pension and post-retirement welfare arrangements) and (iii) severance benefits that are at least as favorable as the severance benefits provided by the Company or one of its Subsidiaries to the Current Employee as of immediately prior to the Effective Time and to the extent set forth on Section 5.6(a) of the Company Disclosure Letter, subject to, as a condition to such Current Employee receiving such severance in connection with such Current Employee’s termination, the applicable Current Employee having then signed and not revoked a release of claims in a form substantially in the form of the Company’s standard release of claims and, in each case, except as otherwise agreed to with a Current Employee.

(b)    Parent shall use commercially reasonable efforts to cause the Surviving Corporation to cause service rendered by Current Employees to the Company and its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Plans) prior to the Effective Time to be taken into account for purposes of vesting and eligibility to participate and, solely for vacation and paid time off policies and severance plans and policies, determining levels of benefits under all employee benefit plans, programs, or arrangements of Parent and the Surviving Corporation and its Subsidiaries (the “New Plans”) in which the Current Employees are otherwise eligible to participate, to the same extent and for the same purpose as such service was taken into account under the corresponding Company Plans immediately prior to the Effective Time (the “Old Plans”); provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits or coverage with respect to the same type of benefits and period of service. Parent shall use commercially reasonable efforts to cause the Surviving Corporation to waive any eligibility requirements, waiting periods, actively-at-work requirements, evidence of insurability requirements or pre-existing condition limitations under any New Plan to the extent such restriction would not have been applicable to a Current Employee under any comparable Old Plan in which they participated prior to the Effective Time. Parent shall use commercially reasonable efforts to cause the Surviving Corporation and its Subsidiaries to give such Current Employees credit under the New Plans for any eligible expenses incurred by such Current Employees and their covered dependents and credited to such person under the comparable Old Plan during the portion of the plan year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents under the New Plans in respect of the plan year in which the Effective Time occurs.

(c)    Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms and applicable Law. The Company shall, and shall cause its Subsidiaries to use commercially reasonable efforts to satisfy any legal or contractual requirements to provide notice to, or carry out any information and/or consultation procedure with, any employee or groups of employees (or any individual service provider or groups of individual service providers) of the Company or any of its Subsidiaries, or any union, works council or similar employee representative organization (a “Labor Organization”) which is required by applicable Law or Contract of the Company with a Labor Organization as a result of the Contemplated Transactions (the “Labor Consultations”). In connection with the Labor Consultations, the Company shall (i) keep Parent reasonably informed of the status of any material developments with respect to such Labor Consultations, (ii) provide Parent with a reasonable opportunity to review, prior to distribution, any written material communications to any Labor Organizations with respect to such Labor Consultations and consider in good faith Parent’s reasonable comments thereto, and (iii) provide Parent with a true and certified copy of any written opinion or written statement delivered by any Labor Organization.

(d)    No provision of this Agreement (i) prohibits Parent or the Surviving Corporation from establishing, amending or terminating any Company Plan or any other benefit or compensation plan, policy or arrangement, (ii) requires Parent or the Surviving Corporation to keep any Person employed for any period of time or to offer any particular term of employment, (iii) constitutes the termination of, establishment or adoption of, or amendment to, any Company Plan or other benefit or compensation plan, policy or arrangement or (iv) confers upon any Current Employee or any other Person any third-party beneficiary or similar rights or remedies.

Section 5.7.    Directors’ and Officers’ Indemnification and Insurance.

(a)    Topco shall cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of current (as of the Effective Time) and former directors, officers and employees of the Company than are currently provided in the Certificate of Incorporation and Bylaws as of the date hereof, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration date of the statute of limitations applicable to such matters and (ii) six (6) years from the Effective Time, and in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim, unless such amendment, modification or repeal is required by applicable Law, in which case Topco shall, and shall cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws of the Surviving Corporation as to have the least adverse effect on the rights of the individuals referenced in this Section 5.7.

(b)    Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time and until the date that is six (6) years from the Closing Date, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) or former director, officer, employee or fiduciary of the Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”), against all obligations to pay a judgment, settlement, or penalty and reasonable and documented out-of-pocket expenses incurred by the Indemnified Party in connection with any Action, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, or fiduciary of the Company or, while serving as an officer, director, employee or fiduciary of the Company, is or was serving as an officer, director, employee or fiduciary of any of the Company’s Subsidiaries or another entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent permitted under applicable Law; provided, that, employees and fiduciaries of the Company shall only be included as Indemnified Parties to the extent the Company provides similar rights to indemnification and exculpation to such Persons as of the date of this Agreement. In the event of any such Action, the Surviving Corporation shall advance to such Indemnified Party reasonable and documented out-of-pocket expenses that may be reasonably incurred by such Indemnified Party in the defense of such Action, including reasonable and documented out-of-pocket attorneys’ fees (provided that any such Indemnified Party to whom expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Indemnified Party is not entitled to indemnification).

(c)    Notwithstanding anything to the contrary in this Agreement, the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation shall purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policy (i) will be effective for a period from the Effective Time through and including the date that is six (6) years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective (in the aggregate) to such directors and officers as the coverage provided by such existing policies; provided that the aggregate premium for such tail policy may not be in excess of two hundred fifty percent (250%) of the last annual premium paid prior to the Effective Time (the “Maximum Tail Premium”). Parent shall cause the Surviving Corporation to (x) maintain such policy in full force and effect for the full term thereof and (y) honor all obligations thereunder.

(d)    Without limiting any of the rights or obligations under this Section 5.7, from and after the Effective Time, the Surviving Corporation shall keep in full force and effect, and shall comply with the terms and conditions of, any agreement in effect as of the date of this Agreement and made available to Parent between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party and Parent will cause the Surviving Corporation to perform its obligations pursuant to such agreements.

(e)    This Section 5.7 will survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Indemnified Party. The indemnification and advancement provided for in this Section 5.7 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Topco shall use commercially reasonable efforts to make proper provisions such that the applicable acquiror, successor or assign will assume the applicable obligations set forth in this Section 5.7.

Section 5.8.    Further Action; Efforts.

(a)    Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party shall, and shall cause its respective Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the Merger and the other Contemplated Transactions as promptly as possible and, in any event, by or before the Outside Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to use commercially reasonable efforts to (i) obtain or cause to be obtained, or make or cause to be made, all required permits, licenses, registrations, certificates, authorizations, orders, exemptions, clearances, consents and approvals under applicable Antitrust Laws, Foreign Investments Laws and Healthcare Laws set forth on Schedule 5.8(a) of the Company Disclosure Letter in connection with the Contemplated Transactions, in each case, as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that, unless otherwise agreed by the Company and Parent in writing, the applicable filings (or draft filings where applicable) pursuant to the Regulatory Approvals set forth in Section 5.8(a) of the Company Disclosure Letter must be made as promptly as practicable after the date of this Agreement (and in no event later than ten (10) Business Days after the date of this Agreement)), and (ii) make an appropriate response as promptly as practicable to any request for information and documentary material that may be made by a Governmental Body pursuant to any Antitrust Laws, Foreign Investment Laws or Healthcare Laws. Parent shall, with the reasonable cooperation of the Company, be responsible for making any filing or notification required for the purposes of consents or approvals required under any applicable Antitrust Laws or Foreign Investment Laws. The Company shall, with the reasonable cooperation of Parent, be responsible for making any filing or notification required for the purposes of the Regulatory Approvals required under any applicable Healthcare Laws. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any Antitrust Laws, Foreign Investment Laws or Healthcare Laws.

(b)    Without limiting the foregoing, the parties hereto agree, in each case in connection with the Merger or the other Contemplated Transactions (i) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any Antitrust Laws, Foreign Investment Laws or Healthcare Laws, (ii) to give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Laws, Foreign Investment Laws or Healthcare Laws, (iv) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Laws, Foreign Investment Laws or Healthcare Laws, to promptly notify the other parties of the substance of such communication, (v) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Laws, Foreign Investment Laws or Healthcare Laws and (vi) to provide each other with copies of all substantive written communications to or from any Governmental Body relating to any Antitrust Laws, Foreign Investment Laws or Healthcare Laws. Any such disclosures or provision of copies by one party to the others may be redacted or made on an outside counsel basis, if and to the extent reasonably appropriate.

(c)    Notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause each of its Subsidiaries to, (i) take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with Antitrust Laws, and to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Body, (ii) use its commercially reasonable efforts to take any and all actions necessary to obtain any consents or approvals under Foreign Investments Laws in connection with the Contemplated Transactions, to the extent necessary, and the Regulatory Approvals, and (iii) use its commercially reasonable efforts to take any and all actions necessary to obtain any other consents, clearances, or approvals required in order to eliminate impediments under applicable Laws asserted by any Governmental Body, including in respect of any Laws, order, injunction or decree by any Governmental Body of competent jurisdiction that may be in effect that prohibits, enjoins, restricts, prevents or makes illegal the consummation of the Contemplated Transactions, in each case, to cause the Merger to occur as promptly as possible (provided that this clause (iii) shall in no way include actions with respect to (x) Labor Consultations, (y) any Permit that the Company, as of the date of this Agreement, does not believe is required for the operation of the business of the Company and its Subsidiaries or (z) any Healthcare Laws, including (A) promptly complying with any required requests for additional information (including any second request or equivalent) by any Governmental Body, (B) if necessary to obtain clearance by any Governmental Body before the Outside Date, offering, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, or other disposition of any and all of the capital stock, assets, equity holdings, rights, products, or businesses of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) and any other restrictions on the activities of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and (C) contesting, defending, and appealing any threatened or pending preliminary or permanent injunction or other order, decree, or ruling or statute, rule, regulation, or executive order that would adversely affect the ability of any party hereto to consummate the Merger and taking such actions to prevent the entry, enactment, or promulgation thereof; provided, that Parent and its Subsidiaries will not be required to take any of the actions contemplated by the foregoing clauses (B) or (C) as a condition by any Governmental Body to obtaining any consent or approval under Foreign Investments Laws in connection with the Contemplated Transactions, to the extent necessary, or any Regulatory Approval in the event that such action contemplated by such clauses would reasonably be expected to result in a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken as a whole, following the Contemplated Transactions. Subject to the other provisions of this Agreement, including this Section 5.8, each party shall not, and shall cause each of its Subsidiaries to not, take, any action or omit to take any action that would reasonably be expected to materially delay or prevent clearance by any Governmental Body or to make clearance by any Governmental Body before the Outside Date less probable in any material respect. Parent shall bear the filing fees incurred in connection with any filings in connection with any consents or approvals under Antitrust Laws, Healthcare Laws or Foreign Investments Laws in connection with the Contemplated Transactions, to the extent necessary, and the Regulatory Approvals.

(d)    Without limiting the obligations in clauses (a), (b) and (c) of this Section 5.8, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body challenging the Merger, each of Parent, Merger Sub, and the Company shall cooperate in all respects with each other and shall use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, decision, or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(e)    Prior to the Effective Time, each party hereto shall use commercially reasonable efforts to deliver any notices to or obtain any consents, approvals, or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Contemplated Transactions; provided that in no event will Parent, Merger Sub, the Company or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any consent, approval or waiver required with respect to any such Contract. Notwithstanding the foregoing, except as required by applicable Law or an applicable Labor Agreement, the Company shall not consult with any Union regarding the Contemplated Transactions without obtaining Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.9.    Public Announcements. Parent and the Company agree to jointly issue press releases announcing this Agreement and the consummation of the Mergers. The Company shall not, and shall cause each of its Subsidiaries not to, and Topco shall not, and shall cause each of its Subsidiaries not to, and each shall direct their respective legal counsel, financial advisors and agents serving in such capacities not to and shall not authorize or permit their respective other Representatives to, issue any press release or announcement concerning the Contemplated Transactions without the prior consent of the other party, except any release or announcement required by applicable Law (including in connection with the making of any filings or notifications required under or in order to obtain the Regulatory Approvals in connection with the Contemplated Transactions) or any rule or regulation of OTC or any stock exchange to which the relevant party hereto is subject, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance and shall consider in good faith the comments of each such other party therein. The restrictions of this Section 5.9 do not apply to (i) communications by any party hereto or its Representatives in connection with, or following, an Acquisition Proposal or a Change of Board Recommendation or (ii) any press release or announcement made by a party hereto to the extent that such press release or announcement is consistent with any press release or announcement previously made in compliance with this Section 5.9, so long as any such press release or announcement remains true and correct in all material respects and no party hereto has requested in writing that the other parties hereto discontinue the use or public communication of such press release or announcement. Notwithstanding the foregoing, Parent, Merger Sub, and their respective Affiliates may provide ordinary course communications regarding this Agreement and the Contemplated Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 5.10.    Conduct of Topco, Parent and Merger Sub.

(a)    Subject to the other provisions of this Agreement, including Section 5.8, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated in accordance with the terms herein, Topco (i) shall not, and shall cause each of its Subsidiaries not to, take any action or fail to take any action with the primary intent of (x) causing any of the conditions to the Merger not being satisfied or (y) preventing, materially delaying, or materially impeding the ability of Topco, Parent and Merger Sub to consummate the Merger or the other Contemplated Transactions or the other SLR Financing Agreements to which Topco or any of its Subsidiaries are a party and (ii) shall, and shall cause each of its Subsidiaries to, perform its respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Topco, Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

(b)    Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

(c)    Prior to the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, Topco shall, and shall cause its respective Subsidiaries and Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the SLR Rollover Contribution pursuant to and in accordance with the provisions of the SLR Rollover Agreement. Notwithstanding anything to the contrary in the SLR Rollover Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, the other Transaction Documents and the SLR Financing Agreements to which the Company a party, the Company is and shall be an express third-party beneficiary of the SLR Rollover Agreement solely for purposes of causing Topco and its Subsidiaries to cause the consummation of the SLR Rollover Contribution (and, subject to the terms and conditions of the SLR Rollover Agreement, the Rollover Closing) pursuant to and in accordance with Section 2.1 and Section 2.2 of the SLR Rollover Agreement, and the Company shall be entitled to enforce those provisions of the SLR Rollover Agreement, including pursuant to Section 9 of the SLR Rollover Agreement, to cause Topco and its Subsidiaries to cause the consummation of the SLR Rollover Contribution (and, subject to the terms and conditions of the SLR Rollover Agreement, the Rollover Closing) pursuant to and in accordance with Section 2.1 and Section 2.2 and the other provisions of the SLR Rollover Agreement, as if the Company were a direct party thereto.

Section 5.11.    No Control of the Company’s Business. Nothing contained in this Agreement gives Topco, Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time; provided, the foregoing shall not relieve the Company or its Subsidiaries from their obligations under this Agreement or any other Transaction Document. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.12.    Operations of Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any other business activities and shall not incur any liabilities or obligations other than as contemplated herein.

Section 5.13.    Ownership of Company Securities. Prior to the Effective Time, except as expressly contemplated by the Rollover Agreements or the Support Agreements entered into on the date hereof (copies of which have been provided to the Company), any Company RSU Rollover Agreement, Company RSU Rollover Agreement or Company Stock Option Rollover Agreement, in each case, entered into on the date hereof (copies of which have been provided to the Company) or, following the date of this Agreement, the Additional Rollover Agreements pursuant to Parent’s and its Affiliates’ compliance with Section 5.24, Topco and Parent shall not, and shall cause each of their respective Subsidiaries to not, without the prior written consent of the Company, acquire (directly or indirectly, beneficially or of record) any Company Common Stock, or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock. Without the prior written consent of the Company, none of Topco, Parent, Merger Sub or their respective Affiliates shall hold any rights to acquire any Company Common Stock except pursuant to this Agreement or expressly contemplated by the Rollover Agreements or Support Agreements entered into on the date hereof (copies of which have been provided to the Company), any Company RSU Rollover Agreement, Company RSU Rollover Agreement or Company Stock Option Rollover Agreement, in each case, entered into on the date hereof (copies of which have been provided to the Company) or, following the date of this Agreement, the Additional Rollover Agreements pursuant to Section 5.24. Notwithstanding anything to the contrary contained herein, the prohibitions set forth in this Section 5.13 shall not apply to any investment in any securities of the Company by or on behalf of any pension or employee benefit plan or trust, including (a) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (b) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket, or index of stocks approved for such a plan or trust in which such plan or trust invests and, in all cases, over which Topco, Parent, Merger Sub or their respective Subsidiaries exercise no investment discretion and provided such beneficial ownership does not result in an obligation by Topco, Parent, Merger Sub or their respective Subsidiaries to file or amend a Schedule 13D pursuant to the Exchange Act.

Section 5.14.    Stockholder Litigation. The Company shall promptly notify Parent of Actions instituted against the Company, its Subsidiaries or any of its or their directors or officers relating to this Agreement, the other Transaction Documents or the SLR Financing Agreements to which the Company is a party or the Contemplated Transactions (“Stockholder Litigation”), including by providing Parent with copies of all pleadings, filings and other material documents with respect to such Stockholder Litigation, and shall keep Parent reasonably informed on a reasonably prompt basis with respect to the status of such Stockholder Litigation. Parent shall have the right to participate in the defense, settlement and prosecution of any such Stockholder Litigation, the Company shall consult with Parent regarding the defense, settlement and prosecution of any such Stockholder Litigation, and the Company shall not, and shall cause its Subsidiaries and its and their directors or officers not to, settle or compromise, or agree or commit to settle or compromise, any Stockholder Litigation, or consent or agree to the entry of any order, judgment, stipulation or decree with respect to any Stockholder Litigation, without the prior written consent of Parent.

Section 5.15.    Financing. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Equity Financing contemplated by the Equity Commitment Letter on or prior to the Closing Date on the terms and conditions described in the Equity Commitment Letter, including (a) maintaining in full force and effect the Equity Commitment Letter in accordance with the terms thereof and complying with its obligations thereunder and (b) satisfying on a timely basis all conditions to the funding of the Equity Financing set forth in the Equity Commitment Letter, if any, that are within Parent’s or Merger Sub’s control, in each case, no later than at the Closing (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing). In the event that all conditions contained in the Equity Commitment Letter have been satisfied, Parent and Merger Sub shall use commercially reasonable efforts to cause Parent Sponsor to comply with its obligations thereunder, including to fund the Equity Financing. Parent and Merger Sub shall keep the Company informed in reasonable detail of the status of its efforts to arrange the Equity Financing and any other financing upon the written request of the Company and shall give the Company prompt written notice of (i) any breach by any party to the Equity Commitment Letter of any material provision which Parent or Merger Sub has become aware or (ii) Parent’s or Merger Sub’s good faith belief, for any reason, that it may no longer be able to obtain all or any portion of the Equity Financing contemplated by the Equity Commitment Letter on the terms and conditions described therein.

Section 5.16.    Further Assurances. The Company acknowledges and agrees, at and after the Effective Time, the officers and directors of the Surviving Corporation and Parent are authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, interest and possession in, to and under any of the rights, properties, assets, privileges, powers, and franchises of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.17.    State Takeover Laws. Subject to the representations and warranties set forth in Section 4.9 being true and accurate, the Company and the Company Board (or any duly empowered committee thereof, including the Special Committee) shall take all action within its power and authority necessary to ensure that no “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation is or may become applicable to any of the Contemplated Transactions. If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation is or may become applicable to any of the Contemplated Transactions, the parties hereto will take all such actions within their respective power and authority as are necessary to ensure that the Contemplated Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of any such statute or regulation on such transactions.

Section 5.18.    Director Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use commercially reasonable efforts to cause any director of the Company or any of its Subsidiaries, in each case and to the extent requested by Parent, to resign from his or her position as a director of the Company or any of its Subsidiaries effective as of, and conditioned upon the occurrence of, the Effective Time.

Section 5.19.    FIRPTA Certificate. Unless not otherwise permitted by applicable Law, the Company shall deliver to Parent, at or prior to the Closing, a certificate and corresponding notice to the IRS and duly executed and acknowledged, satisfying the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2), as applicable.

Section 5.20.    Notice of Certain Events. Each party hereto will deliver, as promptly as practicable thereafter, notice to the other parties hereto (a) of any breach of any covenant or agreement made by such party in this Agreement, if such breach is reasonably expected to result in the failure of a condition set forth in Article VI, (b) in the event that any representation or warranty of such party is inaccurate, becomes inaccurate after the date of this Agreement or would be inaccurate as of the Closing Date, in each case, if such inaccuracy is reasonably expected to result in the failure of a condition set forth in Article VI, (c) any change, effect, event, inaccuracy, occurrence, circumstance, condition, fact or state of facts or worsening thereof that has or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (d) of receipt of a notice from any Person alleging that the consent of such Person is required in connection with the consummation of the Contemplated Transactions; provided that the delivery of any notice pursuant to this Section 5.20 shall not cure any breach or inaccuracy of any covenant, agreement, representation or warranty made by or of the notifying party or limit the remedies available to the parties receiving such notification; provided, further, that any failure to deliver the notice contemplated by this Section 5.20 shall not constitute or result in a breach of this Agreement or any provision hereof.

Section 5.21.    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and the rules and policies of the OTC and the SEC to cause the delisting of the Company and of the Shares from OTC as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Shares to be delisted from OTC prior to the Effective Time.

Section 5.22.    Credit Agreement. On the Closing Date, provided, that the SLR Rollover Contribution will occur substantially concurrently with the Closing pursuant to and in accordance with the provisions of the SLR Rollover Agreement, and at the Closing (but immediately following both (a) the consummation of the Merger and (b) the making of the cash payments by Parent to the Surviving Corporation pursuant to Section 1.7), the Company shall (i) repay all Term B Loans in full pursuant to the terms of the Credit Agreement and the other Loan Documents, and (ii) subject to the Reimbursable Expenses Cap (and the Sub Caps) pursuant to Section 7.6, to the extent applicable, pay all Lenders’ Expenses (including, for the avoidance of doubt, costs and expenses (including reasonable attorneys’ fees, disbursements and expenses) of SLR (subject to the Reimbursable Expenses Cap and the Sub Caps pursuant to Section 7.6, to the extent applicable) in connection with this Agreement, the Credit Agreement, the other Loan Documents, the other Transaction Documents and the Contemplated Transactions), in each case that are unpaid and outstanding as of the Closing Date and in accordance with the terms of the Loan Documents (collectively, the “Credit Agreement Closing Payments”).

Section 5.23.    Certain Other Tax Matters. Each of Topco, Parent, Merger Sub and the Company (a) after the Effective Time, shall use their commercially reasonable efforts to cause the Parent Sponsor Contribution, the SLR Rollover Contribution, each Stockholder Rollover Contribution, each Additional Rollover Contribution, if any, and each Additional Subscription, if any, taken together, to be treated consistently with the Intended Contribution Tax Treatment and (b) after the Effective Time, shall not take any position in any Tax Return or in any Tax proceeding that would be inconsistent with the Intended Tax Treatment, except to the extent otherwise required by Law or as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.24.    Additional Rollover Agreements. Parent and Topco shall identify to the Company any potential Rollover Holders who Parent and Topco desire to enter into discussions with respect to entering into an Additional Rollover Agreement and shall consult with the Company in respect of such communications prior to reaching out to such potential Rollover Holders. Parent and Topco shall thereafter use commercially reasonable efforts to keep the Company reasonably informed of the status and terms of any Additional Rollover Agreements on a reasonably prompt basis, including in respect of the number of Shares, Company RSU Awards, Company PSU Awards or Company Stock Options, as applicable, intended to be subject to any Additional Rollover Agreements. Parent shall, and shall cause its Affiliates to, provide to the Company a reasonable opportunity to review and comment on the form of any Additional Rollover Agreement prior to an initial draft thereof being provided to, and prior to entry into any Additional Rollover Agreement with, any potential Rollover Holder, and Parent shall, and shall cause its Affiliates to, consider in good faith any such comments, and shall keep the Company reasonably informed of such negotiations.

Section 5.25.    Additional Subscriptions. The Company acknowledges and agrees that Parent and Topco may seek, prior to the Closing, to agree with one or more holders of shares of Company Common Stock that are reasonably acceptable to Parent and SLR that, immediately prior to the Effective Time, each such holder shall subscribe for Topco Series A Preferred Units with the same economic rights described in the SLR Rollover Agreement as the Topco Series A Preferred Units issued to Parent Sponsor and SLR and at a price per Topco Series A Preferred Unit equal to the Per Share Merger Consideration (the “Additional Subscriptions”) and in, furtherance of the foregoing, the Company will provide Parent and Topco with a list of such potential holders no later than five (5) Business Days following the date that the Company first disseminates the Proxy Statement to the Company stockholders; provided that (a) each such holder shall be an “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act), (b) the aggregate dollar value (such amount, the “Total Additional Subscription Amount”) of all Additional Subscriptions (and Topco Series A Preferred Units to be issued in connection with the Additional Subscriptions) shall not exceed $3,500,000 (the “Additional Subscription Cap”), and (c) all cash paid to Topco in connection with the Additional Subscriptions shall thereafter be contributed from Topco to Parent; provided, further, in the event that the Additional Subscription Cap exceeds the Total Additional Subscription Amount (such excess amount, the “Additional Subscription Balance”), Parent Sponsor will have the right to subscribe for an additional number of Topco Series A Preferred Units immediately prior to the Effective Time with an aggregate value equal to the Additional Subscription Balance. The Company agrees that, to the extent that Parent has identified to the Company in writing, at least ten (10) days prior to the Closing, the holders of shares of Company Common Stock with whom it intends to seek participation in the Additional Subscriptions as described above in this Section 5.25, the Company shall use commercially reasonable efforts to permit Topco and Parent to contact such holders directly, and reasonably facilitate discussions between such holders and Parent, Topco and SLR with respect thereto.

ARTICLE VI
CONDITIONS OF MERGER

Section 6.1.    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of each of the following conditions:

(a)    No Law, order, injunction, or decree will have been issued, enacted, entered, promulgated, or enforced (and still be in effect) by any Governmental Body of competent jurisdiction and is in effect that prohibits, enjoins, restricts, prevents or makes illegal the consummation of the Contemplated Transactions.

(b)    The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

Section 6.2.    Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent and Merger Sub at or prior to the Effective Time of each of the following conditions:

(a)    (i) The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.3(a), (d) and (f) (Capital Stock), Section 3.9(a) (Absence of Certain Developments), Section 3.25 (Opinion), Section 3.26 (Anti-Take-Over Laws; No Rights Agreement) and Section 3.23 (Brokerage)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification, limitation or exception as to “materiality” or “Company Material Adverse Effect”) has not had, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.25 (Opinion), Section 3.26 (Anti-Take-Over Laws; No Rights Agreement) and Section 3.23 (Brokerage) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects, as of such earlier date), (iii) the representations and warranties set forth in Section 3.3(a), Section 3.3(d) and Section 3.3(f) (Capital Stock) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects, except for de minimis inaccuracies, as of such earlier date), and (iv) the representation and warranty set forth in Section 3.9(a) (Absence of Certain Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct).

(b)    The Company shall have performed or complied in all material respects with all of the covenants and obligations of the Company under this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)    The Company shall have delivered to Parent a certificate dated as of the Closing Date signed on behalf of the Company by a senior executive officer of the Company, on behalf of the Company, to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) have been satisfied.

(d)    Since the date of the Agreement, there has not occurred any change, event, occurrence or effect that, individually or in the aggregate, has had a Company Material Adverse Effect.

(e)    As of the Closing Date, the SLR Financing Agreements (as in effect on the date hereof or as may be amended pursuant to the terms thereof) shall not have been revoked or terminated, or purported to be revoked or terminated, by the Company or any of its Subsidiaries.

Section 6.3.    Conditions to the Company’s Obligation to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company at or prior to the Effective Time of each of the following conditions:

(a)    The representations and warranties of Topco, Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification, limitation or exception as to “materiality” or “Parent Material Adverse Effect”) has not had, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Topco, Parent and Merger Sub shall have performed or complied in all material respects with all of the covenants and obligations of Topco, Parent and Merger Sub, respectively, under this Agreement required to be performed and complied with by Topco, Parent and Merger Sub, respectively, at or prior to the Closing.

(c)    Parent shall have delivered to the Company a certificate dated as of the Closing Date signed on behalf of Parent by a senior executive officer of Parent, on behalf of Parent, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4.    Notice. Each of the Company and Parent shall notify the other party (email being sufficient) reasonably promptly following such time as the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 are satisfied or, to the extent permitted by applicable Law, waived (other than conditions that, by their terms, cannot be satisfied until the Closing, but each of which is capable of being satisfied or, to the extent permitted by applicable Law, waived), and that such party is ready, willing and able to consummate the Closing on the date required by Section 1.2; provided, that such notice shall not affect, impair, alter or otherwise prejudice any of the rights or remedies that may be available to any party hereunder; provided, further that any failure to deliver a notice contemplated by this Section 6.4 shall not constitute or result in a breach of this Agreement or any provision hereof.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1.    Termination by Mutual Agreement. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2.    Termination by Either Parent or the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by Parent or the Company if:

(a)    any court of competent jurisdiction or other Governmental Body has issued a final order, decree, or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Merger, and such order, decree, ruling, or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) will not be available to any party hereto if the issuance of such order, decree, ruling or other action was primarily caused by the failure of such party to perform any of its obligations under this Agreement, including Section 5.8;

(b)    the Effective Time has not occurred on or prior to December 31, 2024 (as such date may be extended pursuant to this Section 7.2(b), the “Outside Date”); provided, however, that (i) either Parent or the Company, by written notice to the other, may extend the Outside Date to 11:59 p.m., Eastern Time, on the date that is sixty (60) days following the Outside Date in the event that, as of the Outside Date, the condition set forth in Section 6.1(b) shall have not been satisfied, but all other conditions to Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being satisfied at the Closing) or (ii) Parent and the Company may agree in writing to extend the Outside Date to any such later date as they mutually agree; provided, further, that the right to terminate this Agreement pursuant to this Section 7.2(b), will not be available to any party hereto whose failure to fulfill any of its obligations under this Agreement (including Section 5.8) has been the primary cause of the failure of the Effective Time to have occurred on or prior to the Outside Date; or

(c)    the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(c) will not be available to any party hereto whose failure to fulfill any of its obligations under this Agreement has been the primary cause of the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger.

Section 7.3.    Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned, by the Company:

(a)    at any time prior to the Effective Time, if there has been a breach of any covenant or agreement made by Topco, Parent or Merger Sub in this Agreement, or any representation or warranty of Topco, Parent or Merger Sub is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would cause a failure of a condition set forth in Section 6.1 or Section 6.3 if the Closing were to occur at such time, and such breach or inaccuracy is not capable of being cured before the earlier of (i) the Outside Date and (ii) thirty (30) days following receipt by Topco, Parent or Merger Sub of written notice from the Company of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3(a) will not be available to the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement as to cause or result in either of the conditions set forth in Section 6.2(a) or Section 6.2(b) not being satisfied;

(b)    at any time prior to the Company’s receipt of the Requisite Stockholder Approval, if the Company has received a Superior Proposal that was not the result of a material breach of Section 5.3(a), in order for the Company to enter into a definitive agreement with respect to such Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of Section 5.3; provided that, (i) prior to any such termination, the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement and (ii) the Company pays or causes to be paid to Parent (or one or more of its designees) the Termination Fee pursuant to Section 7.5(b); or

(c)    (i) the Closing shall not have occurred on or before the date required by Section 1.2, (ii) all of the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but each of which is capable of being satisfied or, to the extent permitted by applicable Law and this Agreement, waived by the Company at the Closing), (iii) the Company has certified to Parent and Merger Sub by irrevocable written notice that if Parent performs its obligations under this Agreement and the Equity Financing is funded in accordance with the Equity Commitment Letter, then the Company is ready, willing and able to consummate and will consummate the Closing, (iv) the Company gives Parent and Merger Sub written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.3(c), and (v) Parent and Merger Sub fail to consummate the Closing by the date required pursuant to Section 1.2.

Section 7.4.    Termination by Parent. This Agreement may be terminated, and the Merger may be abandoned, by Parent if:

(a)    at any time prior to the Effective Time, there has been a breach of any covenant or agreement made by the Company in this Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would cause a failure of a condition set forth in Section 6.1 or Section 6.2 if the Closing were to occur at such time, and such breach or inaccuracy is not capable of being cured before the earlier of (i) the Outside Date and (ii) thirty (30) days following receipt by the Company of written notice from Parent of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) will not be available to Parent if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement as to cause or result in either of the conditions set forth in Section 6.3(a) or Section 6.3(b) not being satisfied; or

(b)    prior to the receipt of the Requisite Stockholder Approval, the Company Board or any committee (including the Special Committee) thereof effects a Change of Board Recommendation.

Section 7.5.    Effect of Termination.

(a)    In the event of any valid termination of this Agreement pursuant to this Article VII, this Agreement (other than Section 5.2(b), this Section 7.5, Section 7.6 and Article VIII, each of which will survive any termination hereof) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that, except in a circumstance where the Termination Fee is paid pursuant to Section 7.5(b), no such termination will relieve any Person of any liability for damages resulting from Fraud or any material breach of this Agreement occurring prior to such termination that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”); provided that, notwithstanding anything in this Agreement to the contrary (including, for clarity, anything set forth in this Section 7.5), in no event shall the Company Related Parties, on the one hand, or the Parent Related Parties, on the other hand, have any monetary liability or obligation under this Agreement in the event this Agreement is validly terminated pursuant to this Article VII for an aggregate amount greater than an amount equal to the sum of $1,000,000, plus, to the extent applicable, any Enforcement Expenses (the “Liability Limitation”).

(b)    In the event that:

(i)    this Agreement is terminated by the Company pursuant to Section 7.3(b);

(ii)    this Agreement is terminated by Parent pursuant to Section 7.4(b); or

(iii)    (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(c), or by Parent pursuant to Section 7.4(a), (B) any Person has provided to the Company Board or publicly disclosed an Acquisition Proposal after the date of this Agreement and prior to such termination (unless publicly withdrawn prior to such termination (but whether or not publicly withdrawn prior to the date of the Company Stockholder Meeting, in the case of termination pursuant to Section 7.2(c))), and (C) within twelve (12) months after such termination, (i) the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal or (ii) any Acquisition Proposal has been consummated; provided that for purposes of clause (C) of this Section 7.5(b)(iii), references to “20%” in the definition of Acquisition Proposal will be substituted for “50%”, then, in any such case, subject to Section 7.5(f), the Company shall pay or cause to be paid to Parent a termination fee of $1,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 7.5(b), will be paid substantially concurrently with such termination (and as a condition to termination in the event of a termination by the Company), (2) pursuant to clause (ii) of this Section 7.5(b) will be paid no later than two (2) Business Days after such termination and (3) pursuant to clause (iii) of this Section 7.5(b) will be paid to Parent upon the earlier of (x) the consummation of any Acquisition Proposal or (y) entry into an Alternative Acquisition Agreement. The Company will not be required to pay the Termination Fee pursuant to this Section 7.5(b) more than once.

(c)    In no event shall Parent be entitled to both specific performance in accordance with Section 8.13 that results in the occurrence of the Closing and the payment of the Termination Fee (or monetary damages). In no event shall the Company be entitled to both specific performance in accordance with Section 8.13 that results in the occurrence of the Closing and the payment of any monetary damages.

(d)    Notwithstanding anything to the contrary in this Agreement, (i) other than Parent’s injunctive, specific performance and equitable relief rights, Parent’s right to terminate this Agreement and receive payment of the Termination Fee (solely to the extent payable under Section 7.5(b)) (together with any Enforcement Expenses owed pursuant to Section 7.5(g)), from the Company shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of Topco, Parent, Merger Sub, Parent Sponsor or any other Parent Related Party against the Company and the Company Related Parties for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to this Agreement, the other Transaction Documents and the Contemplated Transactions, including the breach of any representation, warranty, covenant, or agreement in this Agreement or any other Transaction Document or any representation or warranty in any certificate delivered pursuant to this Agreement or any other Transaction Document, the termination of this Agreement or any other Transaction Document, or the failure to consummate the Contemplated Transactions, and (ii) other than the payment of the Termination Fee to Parent by the Company if and when due (as well as any Enforcement Expenses owed pursuant to Section 7.5(g)), no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents or the Contemplated Transactions, including the breach of any representation, warranty, covenant, or agreement in this Agreement or any other Transaction Document or any representation or warranty in any certificate delivered pursuant to this Agreement or any other Transaction Document, the termination of this Agreement or any other Transaction Document, or failure to consummate the Contemplated Transactions.

(e)    Notwithstanding anything to the contrary in this Agreement, but subject to the last sentence of this Section 7.5(e), if this Agreement is validly terminated by the Company pursuant to this Agreement, (i) the Company’s right to specific performance pursuant to Section 8.13 and the Company’s rights to seek monetary damages subject to the Liability Limitation will be the sole and exclusive remedies (whether at law, in equity, in contract, in tort, or otherwise) of the Company or any other Company Related Parties against Topco, Parent, Merger Sub, Parent Sponsor or any other Parent Related Parties in respect of this Agreement, the other Transaction Documents and SLR Financing Agreements to which Topco, Parent, Merger Sub or Parent Sponsor is a party and the Contemplated Transactions, including the breach of any representation, warranty, covenant, or agreement in this Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Parent Sponsor is a party or any representation or warranty in any certificate delivered pursuant to this Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Parent Sponsor is a party, the termination of this Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Parent Sponsor is a party, or the failure to consummate the Contemplated Transactions, and (ii) subject to the Company’s right to specific performance to enforce any of the surviving provisions of this Agreement, including to enforce the Damages Commitment, none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties or any other Person relating to or arising out of this Agreement, the other Transaction Documents and SLR Financing Agreements to which Topco, Parent, Merger Sub or Parent Sponsor is a party or the Contemplated Transactions, including the breach of any representation, warranty, covenant, or agreement in this Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Parent Sponsor is a party or any representation or warranty in any certificate delivered pursuant to this Agreement or any other Transaction Document and SLR Financing Agreements to which Topco, Parent, Merger Sub or Parent Sponsor is a party, the termination of this Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Parent Sponsor is a party, or failure to consummate the Contemplated Transactions, except that, in each case, Parent Sponsor will remain obligated, and the Company may be entitled to remedies, with respect to monetary damages subject to the Liability Limitation. Notwithstanding the foregoing, nothing contained in this Section 7.5 or elsewhere in this Agreement shall limit the remedies (1) of any party to this Agreement under the Confidentiality Agreement in accordance with its terms so long as it remains in effect or (2) or rights of the Company and the Company Related Parties pursuant to any SLR Financing Agreements against any counterparty thereto other than the Parent Related Parties.

(f)    After termination of this Agreement, (i) notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, this Section 7.5 will not relieve, Topco, Parent or Merger Sub from any liability for any Fraud or Intentional Breach of this Agreement; provided that under no circumstances will the collective monetary damages payable by the Parent Related Parties, including for any Intentional Breach or Fraud under this Agreement, or any of the other Transaction Documents or the SLR Financing Agreements to which it is a party, or any of the Contemplated Transactions, exceed an amount equal to the Liability Limitation, (ii) notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, in no event shall the Company have any liability, including for Fraud or Intentional Breach of this Agreement, following the payment of the Termination Fee (as well as any Enforcement Expenses owed pursuant to Section 7.5(g)) if and to the extent payable pursuant to Section 7.5(b), (iii) notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, in no event shall the Company be required to pay both damages under this Agreement and the Termination Fee (as well as any Enforcement Expenses owed pursuant to Section 7.5(g)) and (iv) solely if and to the extent the Termination Fee is not owing or payable pursuant to Section 7.5(b), notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, this Section 7.5 will not relieve the Company from any liability for any Fraud or Intentional Breach of this Agreement; provided that under no circumstances will the collective monetary damages payable by the Company Related Parties, including for any Intentional Breach or Fraud under this Agreement, any of the other Transaction Documents or SLR Financing Agreement to which it is a party, or any of the Contemplated Transactions, exceed an amount equal to the Liability Limitation. Notwithstanding the foregoing, nothing contained in this Section 7.5 (subject in all cases to the last sentence of this Section 7.5(f)) or elsewhere in this Agreement shall limit the remedies of any party to this Agreement under Section 8.13 or under the Confidentiality Agreement. In no event will the Company or any other Company Related Party, on the one hand, or Topco, Parent, Merger Sub, Parent Sponsor or any other Parent Related Party, on the other hand, be entitled to recover any monetary recovery or monetary award or damages (including consequential, special, indirect or punitive damages) against any Parent Related Party or Company Related Party, respectively, with respect to this Agreement, any other Transaction Document or SLR Financing Agreement to which it is a party or the Contemplated Transactions (including any breach by any Parent Related Party or Company Related Party), the termination of this Agreement, any other Transaction Document or SLR Financing Agreement to which it is a party, the failure to consummate the Contemplated Transactions thereby or any claims, proceedings or actions under applicable Laws arising out of any such breach, termination or failure (including in the event of an Intentional Breach or Fraud), other than to the extent expressly provided for in this Agreement and in an amount not to exceed the Liability Limitation. For the avoidance of doubt, (A) while the Company may pursue a grant of specific performance under Section 8.13 prior to termination of this Agreement and/or damages (subject to the limitations herein) following the termination of this Agreement, under no circumstances shall the Company be permitted or entitled to receive from Parent both a grant of specific performance in accordance with Section 8.13 that results in the occurrence of the Closing and the funding of the Equity Financing and payment of the Merger Consideration, on the one hand, and be awarded any monetary damages, on the other hand, and (B) while Parent may pursue a grant of specific performance under Section 8.13 prior to termination of this Agreement and/or the payment of the Termination Fee (if and to the extent payable pursuant to Section 7.5(b)) or damages (subject to the limitations herein) under this Section 7.5 following the termination of this Agreement if the Termination Fee is not payable pursuant to Section 7.5(b), under no circumstances shall Topco, Parent or Merger Sub be permitted or entitled to receive from the Company (1) both a grant of specific performance in accordance with Section 8.13 that results in the occurrence of the Closing, on the one hand, and payment of monetary damages or all or a portion of the Termination Fee (or any other monetary damages) (subject to the limitations herein), on the other hand or (2) both payment of any monetary damages (subject to the limitations herein), on the one hand, and payment of the Termination Fee, on the other hand. Notwithstanding the foregoing, nothing contained in this Section 7.5 or elsewhere in this Agreement shall limit the remedies of any party to this Agreement under the Confidentiality Agreement in accordance with its terms so long as it remains in effect or the rights of the Company and the Company Related Parties pursuant to any SLR Financing Agreements with any counterparty thereto other than Topco, Parent, Merger Sub or Parent Sponsor. Notwithstanding anything to the contrary in this Section 7.5, nothing contained in this Section 7.5 or elsewhere in this Agreement shall limit the remedies or rights of the Company and the Company Related Parties pursuant to any SLR Financing Agreements against any counterparty thereto other than the Parent Related Parties.

(g)    Each of the Company and Parent acknowledges that the agreements contained in Section 7.5 are an integral part of the Contemplated Transactions, and that, without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement. Accordingly, if either (i) the Company fails to promptly pay the Termination Fee due pursuant to Section 7.5(b) when due, on the one hand, or any monetary damages (subject to the limitations herein), when due, on the other hand, and in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 7.5(b), or (ii) Parent fails to promptly pay any monetary damages (subject to the limitations herein) when due, and in order to obtain such payment, the Company commences a suit that results in a judgment against Parent pursuant to this Section 7.5, then in the case of clause (i), the Company shall pay to Parent, or, in the case of clause (ii), Parent shall pay to the Company, as applicable, the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the other party to this Agreement in connection with such suit, together with interest on such amount or portion thereof at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made, plus five (5%) percent through the date such payment or portion thereof is actually received, or a lesser rate that is expressly permitted by applicable Law, in an amount not to exceed $200,000 (collectively, “Enforcement Expenses”).

Section 7.6.    Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the Contemplated Transactions; provided that, solely in the event that the Closing occurs, the Surviving Corporation will pay all costs and expenses (including reasonable fees, disbursements and expenses of legal or financial advisors or agents serving in a similar capacity) incurred by Parent Sponsor, Topco, Parent, Merger Sub and SLR, in connection with this Agreement, the SLR Financing Agreements, the other Transaction Documents, the Contemplated Transactions and the transactions contemplated by the other SLR Financing Agreements, in each case that are unpaid and outstanding as of the Closing Date (collectively, the “Counterparty Transaction Expenses”)); provided, however, that, subject to the terms of the Loan Documents, (a) any Counterparty Transaction Expenses that constitute legal fees, disbursements and expenses payable by the Company pursuant to the immediately preceding proviso, and (b) any payment obligations in respect of the Company’s or any of its Subsidiaries’ legal fees, disbursements and expenses or financial advisor fees, disbursements and expenses incurred in connection with the Contemplated Transactions and the SLR Financing Agreements, in the case of each of clauses (a) and (b) excluding any legal fees, disbursements and expenses relating to Actions brought by stockholders of the Company in connection with the Contemplated Transactions and the SLR Financing Agreements, shall not exceed $10,000,000 in the aggregate (such aggregate amount, the “Reimbursable Expense Cap” and such legal fees, disbursements and expenses described in the immediately preceding clauses (a) and (b), collectively, “Transaction Advisor Costs”) and, to the extent such aggregate Transaction Advisor Costs exceed the Reimbursable Expense Cap, (i) Parent Sponsor, Topco, Parent and Merger Sub will, collectively, be reimbursed in respect of their Transaction Advisor Costs for an amount not to exceed $1,500,000 (the “Parent Reimbursement Cap”), (ii) SLR will be reimbursed in respect of its Transaction Advisor Costs for an amount not to exceed $3,500,000 (the “SLR Reimbursement Cap”), (iii) the Company will be reimbursed in respect of its Transaction Advisor Costs for an amount not to exceed $4,500,000 (the “Company Reimbursement Cap” and together with the Parent Reimbursement Cap and the SLR Reimbursement Cap, the “Sub Caps”), and (iv) the Surviving Corporation will pay any remaining Transaction Advisor Costs using cash on its balance sheet following the Effective Time.

Section 7.7.    Amendment and Waiver. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by the execution of an instrument in writing signed by each of the parties hereto, except that in the event the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company’s stockholders pursuant to the DGCL without such approval. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.    Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article VIII. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.2.    Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when sent, if sent by email (provided that no “bounce back” or other notice of non-delivery is generated), (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(i)           if to Parent or Merger Sub:

c/o Perceptive Advisors, LLC

51 Astor Place, 10th Floor

New York, NY 10003

Attention:         James Mannix

Email:               james@perceptivelife.com

with an additional copy (which will not constitute notice) to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116-3736

Attention:          Eric Blanchard

Amelia Runyan Davis

Email:                eblanchard@cooley.com;

arunyandavis@cooley.com

(ii)          if to the Company:

Vapotherm, Inc.

100 Domain Drive

Exeter, NH 03833

Attention:         Joseph Army

James Lightman

John Landry

Email:                 jarmy@vtherm.com

jlightman@vtherm.com

jlandry@vtherm.com

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention:          Paul Kinsella

Sarah Young

Email:                paul.kinsella@ropesgray.com

sarah.young@ropesgray.com

Section 8.3.    Certain Definitions. For purposes of this Agreement the term:

“2014 Warrant” means a Warrant to Purchase Stock issued by the Company pursuant to the Loan and Security Agreement, dated as of June 10, 2014, between Comerica Bank and the Company.

“2015 Warrant” means a Warrant to Purchase Stock issued by the Company pursuant to the Loan and Security Agreement, dated as of July 28, 2014, between Comerica Bank and the Company.

“2022 PIK Warrant” means a Warrant to Purchase Stock issued by the Company in connection with the Credit Agreement, as amended, restated, amended and restated or otherwise modified from time to time, including for the avoidance of doubt, by the SLR Warrant Amendment Agreement.

“2022 Warrant” means the Second Amended and Restated Warrant to Purchase Stock issued by the Company in connection with the Credit Agreement, as amended, restated, amended and restated or otherwise modified from time to time, including for the avoidance of doubt, by the SLR Warrant Amendment Agreement.

“2023 Pre-Funded Warrant” means a pre-funded Warrant to Purchase Stock issued by the Company pursuant to the Securities Purchase Agreement, dated as of February 7, 2023, among the Company and the Purchasers party thereto.

“2023 Warrant” means a Warrant to Purchase Stock issued by the Company pursuant to the Securities Purchase Agreement, dated as of February 7, 2023, among the Company and the Purchasers party thereto.

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of transactions (a) made or renewed by a Person or group (other than Topco, Parent or Merger Sub) that is structured to permit such Person or group to, directly or indirectly, (i) acquire beneficial ownership of twenty percent (20%) or more of the total Shares of the Company, (ii) acquire assets constituting or accounting for twenty percent (20%) or more of the consolidated total assets or twenty percent (20%) or more of the consolidated revenue or net income of the Company and its Subsidiaries, or (b) that results in the stockholders of the Company immediately prior to such transaction ceasing to own at least 80% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, in each case, whether pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer, recapitalization, exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Merger.

“Action” means a cause of action, claim, litigation, audit, examination, mediation, action, suit, arbitration, proceeding, investigation or other legal proceeding.

“Additional Rollover Agreements” means any additional agreements among Parent, Topco and one or more individual holders of shares of Company Common Stock; provided that all or a portion of any such holder’s shares of Company Common Stock (“Additional Rollover Shares”) shall not be treated as converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1, but shall instead, immediately prior to the Effective Time, be contributed to Topco in exchange for an equal number of Topco Common Units (if any) (such Contribution, a “Additional Rollover Contribution”), and such Company Common Stock shall thereafter be contributed from Topco to Parent.

“Additional Rollover Contribution” has the meaning set forth in the definition of “Additional Rollover Agreements.”

“Additional Subscriptions” has the meaning set forth in Section 5.25.

“Additional Subscription Balance” has the meaning set forth in Section 5.25.

“Additional Subscription Cap” has the meaning set forth in Section 5.25.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person; provided that no portfolio company of any investment fund affiliated with Parent Sponsor shall be considered an Affiliate of Parent. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(d).

“Antitrust Laws” means the Sherman Act, the Clayton Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition through merger or acquisition.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act of 2010, and (c) any other applicable law, rule, regulation, or order relating to bribery or corruption (governmental or commercial).

“Anti-Money Laundering Laws” means Laws of any jurisdiction in which the Company or its Subsidiaries is incorporated or does business relating to money laundering, including financial recordkeeping and reporting requirements.

“Book-Entry Share” has the meaning set forth Section 2.8(d).

“Business Day” means a day (other than Saturday or Sunday) on which banks are open in New York, New York.

“Certificate” has the meaning set forth in Section 2.8(b).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Change of Board Recommendation” means (a) the withholding, withdrawal, amendment, qualification or modification, or public proposal to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent or Merger Sub, (b) the failure by the Company, within ten (10) Business Days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a Person other than Parent or any of its Affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, (c) the failure by the Company to include the Company Board Recommendation in the Proxy Statement when mailed to the Company’s Stockholders, (d) the failure by the Company Board or a committee thereof to publicly reaffirm the Company Board Recommendation within five (5) Business Days of receiving a written request from Parent (or, if the Company Stockholder Meeting is to occur within five (5) Business Days after the request, as promptly as practicable after such request) to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided that Parent may deliver only two (2) such requests with respect to any Acquisition Proposal, (e) the adoption or approval by the Company of any Acquisition Proposal or (f) the Company Board’s public announcement of an intention to effect any of the foregoing.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Payment Commitment” shall have the meaning ascribed to such term in the Equity Commitment Letter.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Comerica Warrants” means the 2014 Warrants and the 2015 Warrants.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet Date” has the meaning set forth in Section 3.8.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Equity Awards” means, collectively, Company Stock Options, Company RSU Awards and Company PSU Awards.

“Company Equity Plans” means, collectively, the Company’s 2005 Stock Incentive Plan, the Company’s 2015 Stock Incentive Plan and the Company’s Amended and Restated 2018 Equity Incentive Plan, in each case, as amended, restated, amended and restated or otherwise modified from time to time.

“Company ESPP” means the Company’s 2018 Employee Stock Purchase Plan.

“Company Executive” means an individual listed on Section 8.3 of the Company Disclosure Letter and who hold outstanding Company Stock Options and/or Company RSU Awards as of immediately prior to the Closing.

“Company Leased Property” has the meaning set forth in Section 3.11(b).

“Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, circumstance, condition, fact or state of facts or other matter that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations, or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of the immediately preceding clause (x) only, any changes, effects, events, inaccuracies, occurrences, circumstances, conditions, facts or states of facts or other matters resulting or arising from or in connection with any of the following will not be deemed to constitute a Company Material Adverse Effect, either alone or in combination, and will be disregarded in determining whether a Company Material Adverse Effect has occurred: (a) matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its Subsidiaries operate, including changes in inflation, supply chain disruptions and labor shortages, except to the extent such matters have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other similarly situated companies in the industry in which the Company and its Subsidiaries operate; (b) the negotiation, execution, announcement or pendency of this Agreement or the Contemplated Transactions, including (to the extent arising therefrom) any loss or change in relationship with any supplier, vendor, reseller, customer, distributor, lender, employee, investor, venture partner or other business partner of the Company or its Subsidiaries (provided that this exception shall not apply to any representation or warranty contained in Section 3.5, including for the purposes of determining whether the condition set forth in Section 6.2(a) has been satisfied with respect to the representations and warranties contained in Section 3.5); (c) any change in the market price or trading volume of the Shares (provided that this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded by another clause); (d) the occurrence, escalation, outbreak or worsening of hostilities, acts or threats of war or terrorism; (e) the occurrence, escalation, outbreak or worsening of cyberattacks and cyberterrorism; (f) any plagues, pandemics (including COVID-19), Health Measures or any escalation or worsening or subsequent waves thereof, epidemics or other outbreaks of diseases or public health events, nuclear incident, weather conditions or other natural or man-made disaster or other force majeure event (including hurricanes, tsunamis, floods, volcanic eruptions and earthquakes), except to the extent such matters described in the immediately preceding clauses (d) through (f) have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other similarly situated companies in the industry in which the Company and its Subsidiaries operate; (g) changes in Laws, regulations, or accounting principles, or interpretations thereof, except to the extent such matters have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other similarly situated companies in the industry in which the Company and its Subsidiaries operate; (h) compliance with the covenants expressly set forth herein or any action taken or omitted to be taken by the Company at the express written request or with the prior written consent of Parent or Merger Sub; (i) the initiation or settlement of any legal proceedings commencing or involving any (A) Government Body in connection with this Agreement or the Contemplated Transactions or (B) any current or former holder of Shares (on their own or on behalf of the Company) arising out of or related to this Agreement or the Contemplated Transactions); (j) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period on or after the date of this Agreement (provided that this exception (j) will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause); or (k) any Event of Default (as defined in the Credit Agreement) under the Credit Agreement.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Organizational Documents” has the meaning set forth in Section 3.1.

“Company Out-of-the-Money Option” means any Company Stock Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Merger Consideration.

“Company Permit” means any Permit necessary for the lawful operation of the business of the Company and its Subsidiaries.

“Company Plan” means a Plan that the Company or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former officer, director, employee or individual service provider or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any Liability; provided, however, that Company Plan will not include any Plan that is solely sponsored or maintained by a Governmental Body or maintained for the benefit of current or former officers, directors, employees or individual independent contractors of the Company or any of its Subsidiaries who are primarily located in a jurisdiction other than the U.S. if the benefits provided thereunder are required to be provided by statute. For clarity, “Company Plans” includes the Company Equity Plans and the Company ESPP.

“Company Preferred Stock” has the meaning set forth in Section 3.3.

“Company Product” has the meaning set forth in Section 3.20.

“Company PSU Award” means an award of performance stock units granted under a Company Equity Plan that is subject to performance-based vesting conditions.

“Company PSU Consideration” has the meaning set forth in Section 2.2(b)(ii).

“Company PSU Rollover Agreements” has the meaning set forth in Section 2.2(b)(ii).

“Company Real Property” has the meaning set forth in Section 3.11(b).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Reimbursement Cap” has the meaning set forth in Section 7.6.

“Company Related Party” means the Company or any of the Company’s former, current and future Affiliates, shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners or Representatives.

“Company RSU Award” means an award of restricted stock units granted under a Company Equity Plan (other than a Company PSU Award).

“Company RSU Consideration” has the meaning set forth in Section 2.2(a)(i).

“Company RSU Rollover Agreements” has the meaning set forth in Section 2.2(a)(ii).

“Company SEC Documents” has the meaning set forth in Section 3.7(a).

“Company Share Consideration” means an amount equal to the aggregate Per Share Merger Consideration payable in respect of Shares pursuant to Section 2.1(a).

“Company Stock Option” shall mean each option to purchase Shares granted under a Company Equity Plan (but not, for the avoidance of doubt, the Company ESPP).

“Company Stock Option Consideration” has the meaning set forth in Section 2.2(c)(ii).

“Company Stock Option Rollover Agreements” has the meaning set forth in Section 2.2(c)(ii).

“Company Stockholder Meeting” has the meaning set forth in Section 5.5(a).

“Company Systems” means all of the following used or otherwise relied on by the Company or any of its Subsidiaries: computers (including servers, workstations, desktops, laptops and handheld devices), software, applications, websites, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, data centers, systems and other information technology equipment and assets.

“Confidential Information” has the meaning set forth in Section 5.2(b).

“Confidentiality Agreement” means that certain letter agreement regarding confidentiality, by and between Parent Sponsor and the Company, dated February 28, 2022 (as amended or waived).

“Contemplated Transactions” means each of the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Contributed SLR Loan Receivables” has the meaning set forth in the Recitals.

“Contributor” has the meaning set forth in Section 3.14(g).

“Copyrights” means all works of authorship (whether or not copyrightable) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreement” means the Loan and Security Agreement, dated as of February 18, 2022, among SLR Investment Corp., as Collateral Agent, and the Lenders party thereto from time to time, the Company, as Borrower, and HGE Health Care Solutions, LLC, Vapotherm Access Care Management Network, LLC, Vapotherm Access Management Services, LLC, as Guarantors, and each other guarantor party thereto from time to time, as amended, restated, amended and restated or otherwise modified from time to time, including for the avoidance of doubt, by the SLR Financing Agreements.

“Credit Agreement Closing Payments” has the meaning set forth in Section 5.22.

“Current Employees” has the meaning set forth in Section 5.6(a).

“Damages Commitment” means the “Damages Commitment” as set forth in the Equity Commitment Letter.

“Data Security Breach” means any (a) breach of security, phishing incident, ransomware or malware attack, or other incident affecting any Company Systems, or (b) incident in which confidential information or Personal Information was accessed, disclosed, processed, used or exfiltrated in an unauthorized manner.

“Determination Notice” means any notice delivered by the Company to Parent pursuant to Section 5.3(e)(i), Section 5.3(e)(ii) or Section 5.3(e)(iii).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.7(a).

“Equity Award Consideration” has the meaning set forth in Section 2.2(d).

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in Section 4.14(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Enforcement Expenses” has the meaning set forth in Section 7.5(g).

“Environmental Laws” means all Laws concerning pollution or protection of the environment or natural resources or human health and safety (in regard to exposure to Hazardous Substances), as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” has the meaning set forth in Section 3.17(c).

“ERISA Affiliate” means any corporation or other trade or business (whether or not incorporated) which is treated as a single employer with the Company under Section 414(b) or (c) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusive Intellectual Property” means all Intellectual Property that is or has been licensed exclusively to the Company or any of its Subsidiaries, as of the date of this Agreement.

“FDA” has the meaning set forth in Section 3.28(c).

“FDA Application Integrity Policy” has the meaning set forth in Section 3.28(d).

“Finance Leases” means all obligations for finance leases (determined in accordance with GAAP).

“Foreign Investment Laws” means all Laws that are designed to regulate transactions involving foreign investments including any Laws that provide for review of national security matters.

“Fraud” means any common law fraud under Delaware Law (and not a constructive fraud or negligent misrepresentation or omission) by a Person in making the representations and warranties set forth in Article III or Article IV of this Agreement, as applicable, or any certificate delivered pursuant to Section 6.2(c) or Section 6.3(c).

“GAAP” means U.S. generally accepted accounting principles, consistently applied, as in effect on the date of this Agreement.

“Global Trade Laws” means the Sanctions, export, customs, and anti-boycott Laws of any jurisdiction in which the Company or its Subsidiaries is incorporated or does business, including without limitation (a) the Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security, (b) the International Traffic in Arms Regulations administered by the U.S. State Department’s Directorate of Defense Trade Controls, (c) the import laws administered by U.S. Customs and Border Protection, (d) the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), (e) European Union (“EU”) regulations on export controls and sanctions, (f) United Nations sanctions policies and (g) all relevant regulations made under any of the foregoing.

“Government Bid” means any quotation, offer, bid or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, would result in or lead to a Government Contract.

“Government Contract” means any contract including any prime contract, subcontract, grant, cooperative agreement, subaward, basic ordering agreement, blanket purchase agreement, other transaction agreement, purchase order, task order, delivery order, and including all amendments, modifications, and options thereunder, awarded (A) to the Company, any of its Subsidiaries, or any joint venture in which the Company or any of its Subsidiaries has an interest, by any Governmental Body or by a prime contractor or higher-tier subcontractor to a Governmental Body, or (B) by or between the Company or any of its Subsidiaries, to a subcontractor at any tier in connection with an agreement related to the foregoing clause (A).

“Governmental Body” means any federal, state, provincial, local, municipal, foreign, international, multinational or other governmental or quasi-governmental authority of competent jurisdiction, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, any non-governmental self-regulatory agency, commission or authority of competent jurisdiction, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing, and any entity to whom a Governmental Body has assigned or delegated any authority or oversight responsibilities, including, but not limited to, any notified body accredited, designated, licensed, authorized or approved to assess and certify the conformity of a medical device with the requirements of the Medical Devices Directive 93/42/EEC, the Medical Devices Regulation (EU) 2017/745.

“Hazardous Substance” means any waste, material, chemical, or substance defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic chemical,” “pollutant” or terms of similar import under, or for which Liability or standards of conduct are imposed pursuant to, any Environmental Laws, including petroleum products or byproducts, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radioactive materials, toxic mold, and asbestos or asbestos-containing materials.

“Healthcare Laws” means all applicable federal, state, foreign or local health care laws, each as amended, relating to the regulation of the Company, including: the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq.; Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the criminal false statements law, 42 U.S.C. § 1320a-7b(a); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Exclusions Law, 42 U.S.C. § 1320a 7; Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; any criminal laws relating to healthcare fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349; the Health Insurance Portability and Accountability Act, 42 U.S.C. §§ 1320d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq. (collectively, “HIPAA”), Laws related to any Regulatory Permits, all other Laws related to any government funded or sponsored healthcare programs and all applicable implementing regulations, rules, ordinances and orders related to any of the foregoing.

“Health Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar laws, directives or restrictions of or promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, taken, in each case, in connection with or in response to COVID-19.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business and other than payments due under license agreements), including any earn-out or similar contingent payment obligations, (c) all obligations of such Person in respect of letters of credit and bankers’ acceptances, surety and performance bonds that have been drawn down, in each case, to the extent of such draw, (d) all obligations of such Person under Finance Leases, (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (f) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rats, (g) all obligations of the type referred to in clauses (a) through (f) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability) and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (h) will be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Party” has the meaning set forth in Section 5.7(b).

“Intellectual Property” means all of the following, including all rights in, arising out of, or associated therewith: (a) Trademarks; (b) Patents; (c) Trade Secrets; (d) Copyrights and (e) all other intellectual property rights, whether registered or unregistered, with respect to (a)-(e), in any jurisdiction worldwide.

“Intended Contribution Tax Treatment” has the meaning set forth in the Recitals.

“Intended SLR Loan Tax Treatment” has the meaning set forth in the Recitals.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Intentional Breach” has the meaning set forth in Section 7.5(a).

“Intervening Event” means any positive change, effect, event, circumstance, occurrence, or other matter that affects the business, assets or operations of the Company (other than any change, effect, event, circumstance, occurrence or other matter (x) primarily resulting from a breach of this Agreement by the Company or (y) primarily relating to the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement) and that was not known to or reasonably foreseen by the Company Board or any committee thereof on the date of this Agreement (or, if known, the consequences of which were not known to or reasonably foreseen by the Company Board or any committee thereof as of the date of this Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof after the date hereof and prior to receipt of the Requisite Stockholder Approval; provided, however, that in no event will any of the following constitute an Intervening Event or be taken into account in determining whether an Intervening Event has occurred: (a) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (b) any change, in and of itself, in the price of the Company Common Stock (however, the underlying reasons for such changes may constitute an Intervening Event to the extent not otherwise excluded by this definition) or (c) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, estimates or expectation of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an Intervening Event to the extent not otherwise excluded by this definition).

“IP Contracts” means all Contracts in force as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party, and under which (a) the Company or any of its Subsidiaries has obtained from or granted to any third party any license or (b) the Company or its Subsidiaries is expressly restricted from using, in each case (a) and (b) of this definition, any Intellectual Property that is material to the continued operation of the business of the Company or its Subsidiaries, as of the date of this Agreement, except for Off-the-Shelf Software.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of Parent or the Company, as applicable, means the actual knowledge of such Person’s chief executive officer, chief financial officer, chief accounting officer and general counsel, in each case, after reasonable inquiry of such Person’s direct reports.

“Labor Agreement” has the meaning set forth in Section 3.19(a).

“Labor Consultations” has the meaning set forth in Section 5.6(c).

“Labor Organization” has the meaning set forth in Section 5.6(c).

“Law” means any foreign or U.S. federal, state, municipal or local law (including common law), treaty, statute, code, judgment, order, ordinance, Permit, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of OTC), and, for the sake of clarity, includes Environmental Laws.

“Lenders’ Expenses” shall have the meaning ascribed to such term in the Credit Agreement.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liability Limitation” has the meaning set forth in Section 7.5(a).

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, charge, option, preemptive right, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, covenant, condition, restriction, purchase option, right of first offer, right of first refusal, encroachment, or similar encumbrance or restriction.

“Loan Documents” shall have the meaning ascribed to such term in the Credit Agreement.

“Maximum Tail Premium” has the meaning set forth in Section 5.7(c).

“Measurement Date” has the meaning set forth in Section 3.3(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“New Plans” has the meaning set forth is Section 5.6(b).

“Non-Party Affiliates” has the meaning set forth in Section 8.15(b).

“Non-U.S. Plan” has the meaning set forth in Section 3.17(k).

“Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time; provided that, with respect to any amendment to any material terms of any Superior Proposal, or any material change to the facts and circumstances relating to any Intervening Event, as applicable, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice.

“NYSE” means The New York Stock Exchange.

“Off-the-Shelf Software” means software, other than open source software, obtained from a third party (a) on general commercial terms and that continues to be widely available on such commercial terms and (b) that has a total replacement cost of less than $50,000.

“Old Plans” has the meaning set forth is Section 5.6(b).

“Outside Date” has the meaning set forth in Section 7.2(b).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (exclusively or jointly) by the Company or its Subsidiaries, as of the date of this Agreement.

“OTC” means the OTC Markets Group.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Topco, Parent or Merger Sub to timely perform its obligations under this Agreement or to timely consummate the Contemplated Transactions or would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Topco Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

“Parent Reimbursement Cap” has the meaning set forth in Section 7.6.

“Parent Related Party” means Parent, Merger Sub, the Parent Sponsor, Topco and any of its or their Affiliates or any of its or their respective former, current or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners or Representatives. For the avoidance of doubt, “Parent Related Party” shall not include SLR or any of its Affiliates.

“Parent Sponsor” has the meaning set forth in the Recitals.

“Parent Sponsor Contribution” has the meaning set forth in the Recitals.

“Parent Sponsor Contribution Agreement” has the meaning set forth in the Recitals.

“Patents” means issued patents (including issued utility and design patents), and any pending patent applications, including any divisionals, provisionals, revisions, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals thereof.

“Paying Agent” has the meaning set forth in Section 2.8(a).

“Paying Agent Agreement” means the Paying Agent Agreement, in a form to be mutually acceptable to Parent and the Company, to be entered into between Parent, the Company and the Paying Agent prior to the Closing Date.

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets which are being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP for amounts that are not delinquent and that are not, individually or in the aggregate, material, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company Real Property which are not violated by the current use or occupancy of such Company Real Property or the operation of the Company’s business thereon, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Real Property that do not, individually or in the aggregate, materially detract from the value or impair the occupancy, marketability or use of such Company Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (e) Liens arising under workers’ compensation, unemployment insurance and social security arising or incurred in the ordinary course of business, (f) Liens arising or incurred in the ordinary course of business in connection with purchase money security interests for personal property and or securing rental payments under Finance Leases, (g) Liens arising or incurred in the ordinary course of business in connection from funds advanced under a supplier development funding agreement, (h) Liens arising under the Credit Agreement, (i) those matters identified in the Permitted Liens Section of the Company Disclosure Letter, as applicable, and (j) any Liens that are not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, taken as a whole.

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means data and information concerning an identifiable natural person or that otherwise constitutes “personal information” or “personal data” under applicable Privacy Laws.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation or benefit plan, program, policy, arrangement or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, individual consulting, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, health, dental, vision, disability, life insurance, death benefit, vacation, paid time off, leave of absence, employee assistance, tuition assistance or other fringe benefit plan, program, policy, arrangement or agreement.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Privacy Laws” mean foreign or domestic Laws relating to privacy and/or data security of Personal Information.

“Privacy Policies” has the meaning set forth in Section 3.21.

“Proxy Statement” has the meaning set forth in Section 5.4(a).

“Reference Date” means January 1, 2021.

“Regulatory Approvals” means any consents or approvals required under applicable Healthcare Laws in connection with the Contemplated Transactions.

“Regulatory Authority” has the meaning set forth in Section 3.28(a).

“Regulatory Permits” has the meaning set forth in Section 3.28(a).

“Reimbursable Expense Cap” has the meaning set forth in Section 7.6.

“Representative” means the officers, employees, Affiliates, direct and indirect equityholders, accountants, consultants, legal counsel, financial advisors, investors, financing sources and agents and other representatives of a party.

“Requisite Stockholder Approval” has the meaning set forth in Section 3.2.

“Rollover Agreements” means, collectively, the SLR Rollover Agreement, the Stockholder Rollover Agreements, the Company RSU Rollover Agreements (if any), the Company PSU Rollover Agreements (if any), the Company Stock Option Rollover Agreements (if any) and the Additional Rollover Agreements (if any).

“Rollover Closing” shall have the meaning ascribed to such term in the SLR Rollover Agreement.

“Rollover Company PSU Consideration” has the meaning set forth in Section 2.2(b)(ii).

“Rollover Company RSU Consideration” has the meaning set forth in Section 2.2(a)(ii).

“Rollover Company Stock Option Consideration” has the meaning set forth in Section 2.2(c)(ii).

“Rollover Holder” means each holder of Company Common Stock, a Company RSU Award, a Company PSU Award or Company Stock Options who is entering into a Rollover Agreement (other than, for the avoidance of doubt, SLR and its Affiliates).

“Rollover Shares” means the shares of Company Common Stock contributed to Topco under the Stockholder Rollover Agreements and the Additional Rollover Agreements (if any).

“Safety Notices” has the meaning set forth in Section 3.29(c).

“Sanctioned Country” means any country or region that is the target or subject of comprehensive, territorial-based Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person identified in any sanctions list maintained by the U.S. government (including through OFAC or the U.S. Department of State) the United Nations Security Council, the EU or any EU member state, the United Kingdom, or any jurisdiction in which the Company or its Subsidiaries is incorporated or does business; (b) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly majority owned or controlled by or acting for the benefit or on behalf of a Person described in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including through OFAC or the U.S. Department of State), the United Nations Security Council, the EU or any EU member state, the United Kingdom, or any jurisdiction in which the Company or its Subsidiaries is incorporated or does business.

“Sarbanes-Oxley” has the meaning set forth in Section 3.10(d).

“Schedule 13E-3” has the meaning set forth in Section 3.6.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” has the meaning set forth in Section 2.1(a).

“Shares” has the meaning set forth in Section 2.1(a).

“SLR” means SLR Investor Corp. or any of its Affiliates.

“SLR Financing Agreements” means, collectively, the SLR Warrant Amendment Agreement, the SLR Rollover Agreement, that certain Fifth Amended and Restated Fee Letter, dated as of the date hereof among the Company, the other Loan Parties party thereto, the Lenders party thereto and SLR, as “Collateral Agent” and that certain Amendment No. 8 to Loan and Security Agreement, dated as of the date hereof among the Company, the other Loan Parties party thereto, the Lenders party thereto and SLR, as “Collateral Agent”, in each case, which is attached hereto as Exhibit F.

“SLR Rollover Agreement” has the meaning set forth in the Recitals.

“SLR Rollover Contribution” has the meaning set forth in the Recitals.

“SLR Warrants” means, collectively, the 2022 PIK Warrants and the 2022 Warrants, as may be amended from time to time.

“SLR Warrant Amendment Agreement” has the meaning set forth in the Recitals.

“Special Committee” the meaning set forth in the Recitals.

“Stockholder Litigation” has the meaning set forth in Section 5.14.

“Stockholder Rollover Agreement” has the meaning set forth in the Recitals.

“Stockholder Rollover Contribution” has the meaning set forth in the Recitals.

“Studies” has the meaning set forth in Section 3.29(b).

“Sub Cap” has the meaning set forth in Section 7.6.

“Submissions” has the meaning set forth in Section 3.28(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means a bona fide written Acquisition Proposal made after the date of this Agreement by any Person that did not result from a material breach of Section 5.3(a) (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) that the Company Board or a committee (including the Special Committee or an alternative special committee of the Company Board consisting of independent directors) thereof has determined, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement, taking into account (i) all changes to the terms of this Agreement and the other Transaction Documents that Parent irrevocably committed to make during the Notice Period pursuant to Section 5.3, (ii) all legal, regulatory and financial terms of such proposal, including the financing terms thereof, (iii) the likelihood of consummation (including certainty of closing) of such proposal on the terms proposed, including with respect to the certainty of any financing, (iv) the timing of such proposal, including the likelihood of closing in a timely manner, (v) the identity of the Person making the Acquisition Proposal, (vi) the ability of such third-party to consummate the Acquisition Proposal on the terms proposed, and (vii) all other terms or circumstances of such Acquisition Proposal.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all U.S. federal, state or local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, or other tax, duty, levy, custom of any kind in the nature of (or similar to) taxes, including any interest, penalty, or addition thereto.

“Tax Return” means any return, report, election, designation, information return or other document (including schedules or any attachments thereto and any amendments thereof) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax.

“Term B Loan” shall have the meaning ascribed to such term in the Credit Agreement.

“Termination Fee” has the meaning set forth in Section 7.5(b).

“Topco” has the meaning set forth in the Preamble.

“Topco Common Units” has the meaning set forth in the Recitals.

“Topco Series A Preferred Units” has the meaning set forth in the Recitals.

“Total Additional Subscription Amount” has the meaning set forth in Section 5.25.

“Total Merger Consideration” means an amount equal to the sum of, without duplication, the aggregate amount of Company Share Consideration, the 2023 Pre-Funded Warrant Consideration and the aggregate Equity Award Consideration.

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.

“Trade Secrets” means any and all proprietary or confidential information that derives economic value from not being generally known, including know-how, customer, distributor, consumer and supplier lists and data, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models and methodologies, that, in each derive economic value from not being generally known.

“Transaction Advisor Costs” has the meaning set forth in Section 7.6.

“Transaction Documents” means, collectively, this Agreement, the Rollover Agreements, the Support Agreements, the SLR Warrant Amendment Agreement, the Equity Commitment Letter and the Paying Agent Agreement.

“Transfer Taxes” means and sales, transfer, stamp, stock transfer, documentary, registration, value added, use, real property transfer and any similar Taxes and fees.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Union” means any union, works council, labor organization or other employee representative body.

“Warrants” means, collectively, the Comerica Warrants, the SLR Warrants, the 2023 Pre-Funded Warrants and the 2023 Warrants.

“WARN” has the meaning set forth in Section 3.19(b).

Section 8.4.    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in a mutually acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

Section 8.5.    Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent or Merger Sub may assign, in whole or in part (a) its rights and obligations under this Agreement to any of its Affiliates and (b) after the Effective Time, its rights and obligations under this Agreement to any Person; provided that, in the case of either (a) or (b), such assignment shall not relieve Parent or Merger Sub of its obligations hereunder, or enlarge, alter or change any obligation of any other party.

Section 8.6.    Entire Agreement; Third-Party Beneficiaries.

(a)    This Agreement, together with the exhibits, annexes, and instruments referred to herein, including the Company Disclosure Letter, the Transaction Documents, the SLR Financing Documents to which the parties hereto are party to and the Confidentiality Agreement shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement will survive the execution or termination of this Agreement and will remain in full force and effect. Except for (a) if the Closing occurs, at and after the Effective Time, the rights of the holders of Shares to receive the Company Share Consideration and the rights of holders of Company Equity Awards to receive the Equity Award Consideration, (b) as provided in Section 5.7 (which is intended for the benefit of each Indemnified Party, all of whom will be third-party beneficiaries of these provisions), (c) as provided in Section 8.15 (which is intended for the benefit of each Non-Party Affiliate, all of whom will be third-party beneficiary of these provisions), (d) the rights of the Parent Related Parties and the Company Related Parties expressly provided thereto under this Agreement, this Agreement is not intended to confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever and (e) the right of the Company on behalf of the Company’s stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the Contemplated Transactions to the Company’s stockholders) (subject to the Liability Limitation) in the event of Topco’s, Parent’s or Merger Sub’s failure to effect the Merger as required by this Agreement, which right is hereby expressly acknowledged and agreed by each of Topco, Parent and Merger Sub, each of whom shall each be jointly and severally liable for any such damages for which Topco, Parent or Merger Sub are found liable. The third-party beneficiary rights referenced in clause (e) of the immediately preceding sentence may be exercised only by the Company (on behalf of the Company’s stockholders as their agent) through actions expressly approved by the Company Board (or any committee thereof, including the Special Committee), in each case, subject to the Liability Limitation, and no Company stockholder, whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. The exceptions and other information in the Company Disclosure Letter represent “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

(b)    Notwithstanding anything herein to the contrary, SLR is an express third-party beneficiary of this Agreement for purposes of exercising or enforcing the rights and obligations of the parties hereto pursuant to Section 2.2(a)(ii), Section 2.2(b)(ii), Section 2.2(c)(ii), Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 5.22, Section 5.24, Section 5.25 and Section 8.16.

Section 8.7.    Governing Law. This Agreement will be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the Contemplated Transactions shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.8.    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.9.    Counterparts. This Agreement may be executed and delivered (including by email transmission or DocuSign) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in .pdf or .tiff format) or DocuSign shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10.    Merger Sub Performance. Parent hereby agrees to cause the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, in each case, except as would not reasonably be expected to cause a failure of the conditions set forth in Section 6.3. Any failure by Parent to comply with the provisions of this Section 8.10 shall not constitute a breach of this Agreement to the extent that the conditions set forth in Section 6.1(a) and Section 6.3 are satisfied.

Section 8.11.    Jurisdiction; Waiver of Jury Trial.

(a)    Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware, in the event any dispute arises out of this Agreement, the other Transaction Documents (other than the SLR Financing Agreements) or the Contemplated Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement, the other Transaction Documents (other than the SLR Financing Agreements) or the Contemplated Transactions, in any court other than the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by the aforementioned courts in any other court or jurisdiction.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT (OTHER THAN THE SLR FINANCING AGREEMENTS) OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.12.    Service of Process. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.11(a) in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2. However, the foregoing will not limit the right of a party hereto to effect service of process on the other party by any other legally available method.

Section 8.13.    Specific Performance.

(a)    The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that, (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b)    Notwithstanding the parties’ rights to specific performance pursuant to Section 8.13(a), each party hereto may pursue any other remedy available to it at law or in equity, including monetary damages; provided that, under no circumstances, will a party be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing, and (y) monetary damages (including the Termination Fee or any monetary damages in lieu of specific performance).

Section 8.14.    Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “dollars” or “$” are to United States of America dollars. References to “ordinary course of business” refer to the ordinary course of business consistent with past practice of the Company and the Subsidiaries of the Company, taken as a whole (to the extent past practice exists with regard to the applicable conduct or matter). Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. The phrases “made available”, “delivered” or other phrases of similar import, when used in reference to anything made available to Parent or Merger Sub or any of their Representatives prior to the execution of this Agreement, shall be deemed to include information or documents (i) provided by the Company to Representatives of Parent or Merger Sub or (ii) filed with the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, on or after June 30, 2021 and at least one (1) Business Days prior to the date of this Agreement. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such. When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person. Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto. All references to days without explicit qualification of “business” will be interpreted as a reference to calendar days; and if any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day.

Section 8.15.    No Recourse.

(a)    This Agreement, the other Transaction Documents and the SLR Financing Agreements to which a party hereto is a party to may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to, or the negotiation, execution or performance of this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to may only be made against the Persons that are expressly identified as parties hereto or thereto, as applicable, and no Parent Related Parties (other than Topco, Parent, Merger Sub and, solely to the extent set forth in the Equity Commitment Letter, Parent Sponsor) or Company Related Party (other than the Company to the extent party to any other Transaction Document or SLR Financing Agreement) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a party will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity. Notwithstanding the foregoing, nothing contained in this Section 8.15 or elsewhere in this Agreement shall limit the remedies or rights of the Company and the Company Related Parties pursuant to any SLR Financing Agreements against any counterparty thereto other than the Parent Related Parties.

(b)    All claims (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to or the negotiation, execution, performance or non-performance of this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to (including any representation or warranty made in or in connection with this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to or as an inducement to enter into this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to) may be made by any party hereto or thereto or any third party beneficiary of any relevant provision hereof or thereof only against the Persons that are expressly identified as parties hereto or thereto. No Person who is not a named party to this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement that is not itself a named party to this Agreement, any of the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any party to this Agreement for any obligations or liabilities arising under, in connection with or related to this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to or for any claim based on, in respect of, or by reason of this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to or their negotiation or execution; and each party hereto or thereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates; it being understood that the foregoing shall not restrict any claims that the Company may assert against (i) the Parent or Parent Sponsor under the Equity Commitment Letter pursuant to the terms and conditions of the Equity Commitment Letter or (ii) any party to any SLR Financing Agreements other than the Parent Related Parties. Nothing in this Section 8.15 (i) precludes the parties or express third-party beneficiaries from exercising any rights under this Agreement, any other Transaction Document or any SLR Financing Agreement to which they are specifically a party or an express third- party beneficiary thereof or (ii) limits the liability or obligations of any Non-Party Affiliates under this Agreement, any other Transaction Document or SLR Financing Agreement to which they are specifically a party. This Section 8.15 is subject to, and does not alter the scope or application of, Section 8.13. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 8.15.

Section 8.16.    Non-Impairment. Notwithstanding anything herein to the contrary, nothing contained in this Agreement or any other Transaction Document shall affect, limit or impair the rights and remedies of SLR or any other lender in its capacity as a lender to, or holder of indebtedness of, the Company, Topco, Parent or any of their respective Subsidiaries, on the one hand, or of the Company or its Subsidiaries, on the other hand, pursuant to any agreement under which the Company, Topco, Parent or any of their respective Subsidiaries have borrowed money or issued debt, including, without limitation, under the SLR Financing Agreements, the Credit Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document to which neither SLR nor any of its Affiliates is a party signatory thereto, the Company, Topco, Parent and Merger Sub each acknowledges and agrees that neither SLR nor any of its Affiliates shall have any obligations or liabilities under this Agreement or any such other Transaction Document to which neither SLR nor any of its Affiliates is a party signatory thereto.

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IN WITNESS WHEREOF, each of Topco, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERONICA HOLDINGS, LLC

By:	/s/ Konstantin Poukalov
Name: Konstantin Poukalov
Title: President

IN WITNESS WHEREOF, each of Topco, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERONICA INTERMEDIATE HOLDINGS, LLC

By:	/s/ Konstantin Poukalov
Name: Konstantin Poukalov
Title: President

IN WITNESS WHEREOF, each of Topco, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERONICA MERGER SUB, INC.

By:	/s/ Konstantin Poukalov
Name: Konstantin Poukalov
Title: President

IN WITNESS WHEREOF, each of Topco, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VAPOTHERM, INC.

By:	/s/ Joseph Army
Name: Joseph Army
Title: President and Chief Executive Officer